Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 17, 2007, the noon buying rate in New York City payable in Canadian dollars (“$”), as reported by the Federal Reserve Bank of New York, was $1.00 = $0.9929 United States dollars (“U.S.$”). See “Foreign Exchange and International Reserves”.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2007 was estimated to be 33.0 million. Approximately 65% of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the new territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces, Québec, Ontario and Western Canada, 6 for Newfoundland and 1 each for the three territories. Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years, subject to earlier dissolution upon the recommendation of the Prime Minister or because of the Government’s defeat in the House of Commons on a vote of no confidence.

The most recent general election was held on January 23, 2006. As a result of that election the Conservative Party forms the Government. The distribution of seats in the House of Commons is as follows: the Conservative Party has 125 seats, the Liberal Party has 96 seats, the Bloc Québécois has 49 seats, and the New Democratic Party has 30 seats. There are 4 independent members and 4 vacant seats.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for 4 or 5 years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly now known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of March 26, 2007, the federalist Québec Liberal Party was elected with a minority of 48 out of 125 seats in Québec’s National Assembly, as compared to 41 for the main opposition Action Démocratique du Québec party, and 36 for the Parti Québécois party. The Québec Liberal Party obtained 33.1% of the votes cast, the Action Démocratique du Québec party, 30.8% and the Parti Québécois, 28.4%.

THE CANADIAN ECONOMY*

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (2002 constant dollars) in 2006, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)

Percentage Distribution in 2006(2)

Source: Statistics Canada, Gross Domestic Product by Industry.

(1) GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services — that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

(2) May not add to 100.0% due to rounding.

(3) The agriculture, forestry, fishing, hunting, mining and oil and gas extraction sectors include a service component.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 68.5% in 2006 while the remaining 31.5% was attributed to goods-producing industries.

*	Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, chained 2002 dollars.

The following table shows the composition of Canada’s real GDP at basic prices (2002 constant dollars) by sector in 1997 and over the 2002-2006 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	For the years ended December 31,

	2006	2005	2004	2003	2002	1997(2)	2006	2002	1997(2)

	(millions of 2002 constant dollars)						(percentage distribution)
Agriculture(3)	$21,287	$21,677	$20,802	$18,898	$16,282	$18,590	1.8%	1.5%	2.1%
Forestry, fishing and hunting	6,989	7,224	7,374	6,899	7,011	6,096	0.6	0.7	0.7
Mining and oil and gas extraction	57,164	56,215	55,982	55,002	53,487	49,940	4.8	5.0	5.6
Manufacturing	186,920	188,608	185,713	181,220	182,736	151,049	15.6	17.1	17.1
Construction	73,718	68,163	63,230	59,709	57,776	45,479	6.2	5.4	5.1
Utilities	30,217	30,650	29,239	29,136	28,883	28,565	2.5	2.7	3.2
Transportation and warehousing	55,769	54,010	52,010	50,280	50,067	43,303	4.7	4.7	4.9
Wholesale and retail trade	137,844	129,194	123,131	118,417	113,709	85,241	11.5	10.6	9.6
Finance, insurance and real estate	230,292	221,837	215,015	207,532	202,959	168,842	19.3	19.0	19.1
Public administration and defence	66,701	65,252	64,302	63,283	61,524	54,029	5.6	5.8	6.1
Health, social, educational, professional and other services	328,569	318,591	310,547	301,105	294,334	238,968	27.5	27.5	27.0

TOTAL (1)	$1,195,470	$1,161,421	$1,127,345	$1,091,481	$1,068,768	$885,439	100.0%	100.0%	100.0%

Source: Statistics Canada, Input Output Division.

(1) May not add to total due to rounding.

(2) Data does not add to total from 1997 to 2001 due to rebasing to 2002 constant dollars.

(3) Agriculture includes support activities for agriculture and forestry, fishing and hunting.

The share of service-producing industries in real GDP at basic prices increased from 66.4% in 1997 to 68.5% in 2006. The fastest growing industry in this sector has been wholesale and retail trade, which grew at an average annual growth rate of 5.5% between 1997 and 2006, compared to an average annual growth rate of 3.7% for total service sector real GDP (2002 constant dollars). The goods-producing sector constituted 31.5% of real GDP at basic prices in 2006, down from 33.6% in 1997. The decline was most evident in utilities, with its share declining from 3.2% in 1997 to 2.5% in 2006, and in mining and oil and gas extraction, where the share fell from 5.6% to 4.8%.

Total year-over-year GDP growth was 2.6% in 2002, eased to 2.1% in 2003 and rebounded to 3.3% in 2004 before advancing by 3.0% in 2005 and 2.9% in 2006. In 2007, real GDP grew at 2.0%, 2.3% and 2.7% (year-over-year) in the first, second and third quarters, respectively. Manufacturing output grew by 0.8% in 2002 and negative 0.8% growth in 2003. After recovering by a growth of 2.5% in 2004, manufacturing output growth eased to 1.6% in 2005 and then declined by 0.9% in 2006. In 2007, growth in the manufacturing sector fell to negative 2.6% in the first quarter, negative 0.8% in the second quarter and increased 0.1% in the third quarter (year-over-year), influenced by a strong Canadian dollar, high energy costs and competition from China.

The construction sector was the second largest goods-producing sector in Canada in 2006. Construction activity rose by 4.3% in 2002, 3.3% in 2003, 5.9% in 2004, 7.8% in 2005 and 8.1% in 2006, partly due to the strength in investment in the Western provinces. Construction activity slowed to a 4.6% increase in the first quarter of 2007, 4.3% in the second quarter and 4.6% in the third quarter (year-over-year).

Output from mining and oil and gas extraction rose by 2.4% in 2002, 2.8% in 2003 before declining to 1.8% in 2004 and 0.4% in 2005 and rebounding to 1.7% in 2006. Growth in this sector was 1.3%, negative 1.3% and 0.4% over the first three quarters of 2007 (year-over-year), respectively. Investment in mining and oil and gas extraction has been sustained by the strong price gains seen in these commodities in recent years.

Although the share of agricultural output(1) in total real GDP was 1.8% in 2006 (2002 constant dollars), agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 16.0 million tonnes in 2002 followed by a rebound to 23.0 million tonnes in 2003, 24.8 million tonnes in 2004, 25.7 million tonnes in 2005 and 25.3 million tonnes in 2006. For 2007, Statistics Canada estimates wheat production to be 20.6 million tonnes.

Gross Domestic Income and Expenditure*

Nominal GDP at market prices was about $1.4 trillion in 2006. Nominal GDP grew at 4.0% in 2002, 5.2% in 2003, 6.4% in 2004, 6.5% in 2005 and 5.2% in 2006. In 2007, nominal GDP growth was 4.5%, 6.1% and 5.9% in the first, second and third quarters, respectively (year-over-year).

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (10)		For the years ending December 31,

	2007	2006	2006	2005	2004	2003	2002

	(in millions of dollars)
INCOME
Labor income (1)	$778,153	$732,753	$737,382	$694,041	$654,957	$621,003	$593,307
Corporate profits (2)	209,360	197,991	198,859	189,357	169,151	144,501	135,229
Non-farm unincorporated business income	89,260	85,729	85,980	83,636	81,037	77,181	74,292
Farm income	1,440	303	344	1,321	3,106	1,439	1,101
Other net domestic income (3)	150,849	143,399	141,779	136,562	124,283	122,927	108,686

Net domestic income	1,229,063	1,160,175	1,164,344	1,104,917	1,032,534	967,051	912,615
Indirect taxes, capital consumption
allowances and residual error	292,137	281,819	281,963	270,163	258,294	246,124	240,290

GROSS DOMESTIC INCOME	$1,521,200	$1,441,993	$1,446,307	$1,375,080	$1,290,828	$1,213,715	$1,152,905

EXPENDITURE
Consumer expenditure	$844,055	$798,996	$803,502	$760,701	$720,401	$686,552	$655,722
Government expenditure
(goods & services):
Federal (4)	57,116	53,703	54,172	51,526	49,420	47,119	45,531
Provincial-municipal (5)	279,235	264,833	265,929	247,447	231,551	221,419	207,441

Total government (6)	336,351	318,536	320,101	298,973	280,971	268,538	252,972
of which current	294,179	278,528	279,806	262,650	248,868	238,416	224,428
of which capital (7)	42,172	40,008	40,295	36,323	32,103	30,122	28,544
Residential construction	106,759	97,881	98,386	89,791	82,918	72,714	65,651
Business fixed investment:
Non-residential construction	95,363	84,057	85,698	72,674	62,081	54,545	50,659
Machinery and equipment	95,569	93,291	93,801	90,609	84,435	80,831	80,275

Total	190,932	177,348	179,499	163,283	146,516	135,376	130,934
Inventory accumulation:
Business non-farm	5,416	11,664	8,369	9,038	4,098	2,982	-1,094
Farm	-1,147	-619	-545	604	1,491	1,323	-1,580

Total	4,269	11,045	7,824	9,642	5,589	4,305	-2,674
Exports (goods & services) (8)	542,543	522,528	524,706	520,379	495,347	462,473	479,185
Imports (goods & services) (9)	-503,503	-484,184	-487,660	-468,197	-440,732	-416,856	-428,301
Residual error of estimate	-205	-157	-51	508	-182	73	-584

GROSS DOMESTIC EXPENDITURE	$1,521,200	$1,441,993	$1,446,307	$1,375,080	$1,290,828	$1,213,175	$1,152,905

GROSS DOMESTIC EXPENDITURE IN 2002 CONSTANT DOLLARS	$1,311,172	$1,279,955	$1,282,204	$1,247,780	$1,210,656	$1,174,592	$1,152,905

Source: Statistics Canada, National Income and Expenditure Accounts.

(1) Includes military pay and allowances.

(2) Includes net interest and dividends paid to non-residents.

(3) Includes interest and miscellaneous investment income and government business enterprise profits before taxes.

(4) Net spending (outlays minus sales) including gross capital formation and Canada Pension Plan.

(5) Net spending (outlays minus sales) including gross capital formation and Québec Pension Plan.

(6) Includes government inventories.

(7) Includes inventory accumulations at all levels of government.

(8) Excludes investment income paid from non-residents.

(9) Excludes investment income paid to non-residents.

(10) Seasonally adjusted, annual rates.

1 Agricultural output includes support activities for agriculture and forestry, fishing and hunting.
*Year-over-year growth rates for nominal GDP at market prices are based on not seasonally adjusted data.

Economic Developments*

Real output experienced robust growth between 1997 and 2000, increasing 5.2% in 2000 before a slowdown in global economic activity helped reduce growth in 2001. Since then, real GDP (at market prices) growth recovered to 2.9% in 2002, 1.9% in 2003, 3.1% in 2004, 3.1% in 2005 and 2.8% in 2006, as stronger world demand was partially offset by the impact of an appreciation in the Canadian dollar and several temporary shocks. In 2007, real GDP maintained steady year-over-year growth of 1.9%, 2.5% and 2.9% in the first three quarters, respectively.

Real consumer spending rose 3.6% in 2002, 3.0% in 2003, 3.4% in 2004, 3.8% in 2005 and 4.2% in 2006. Year-over-year growth in consumer spending was 4.0% in the first quarter of 2007, 4.5% in the second quarter and 4.0% in the third quarter. Since attaining a peak of 20.2% in 1982, the personal saving rate (seasonally adjusted levels) has been on a downward trend, reaching 3.5% in 2002, 2.6% in 2003, 2.9% in 2004, 1.6% in 2005 and 2.3% in 2006. The personal saving rate was 2.8% in the first quarter, 1.6% in the second quarter and 1.3% in the third quarter of 2007.

Year-over-year growth in non-residential business fixed investment was negative 4.1% in 2002, rebounding to 6.9% in 2003, 8.4% in 2004, 10.8% in 2005 and 9.9% in 2006. Year-over-year growth in non-residential business fixed investment was 5.7%, 4.7% and 4.6% over the first three quarters of 2007, respectively.

The number of housing starts rose steadily in the early part of this decade but has levelled off since 2004. Following a level of 152 thousand units in 2000, housing starts continued to rise and reached 205 thousand units in 2002, 218 thousand units in 2003 and 233 thousand units in 2004, before easing to 225 thousand units in 2005 and 227 thousand units in 2006. In the first three quarters of 2007, the level of housing starts were 222 thousand, 226 thousand and 247 thousand units, respectively (at annual rates).

Government spending on current goods and services grew by 2.5% in 2002, 3.1% in 2003, 2.5% in 2004, 2.2% in 2005 and 3.3% in 2006. Year-over-year growth in government spending on goods and services was 2.5% in the first quarter of 2007, 2.5% in the second quarter and 3.6% in the third quarter.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was $50.1 billion in 2002, $44.9 billion in 2003, $53.8 billion in 2004 and $51.3 billion in 2005. Recently, the trade balance fell to $36.1 billion in 2006. In the first three quarters of 2007, the trade surplus in goods and services was $28.5 billion at annual rates (see also “Balance of Payments”).

*	In this section all figures, except the savings rates, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2002 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The year-over-year increase in the GDP implicit price deflator was 1.1% in 2002. The price deflator has on average risen since that time to 3.3% in 2003, 3.2% in 2004, 3.4% in 2005 and then slowed to 2.4% in 2006. Year-over-year growth in the implicit price deflator during 2007 was 2.6% in the first quarter, 3.5% in the second quarter and 2.8% in the third quarter.

Since the introduction of inflation-targeting into monetary policy in 1991, year-over-year increases in the consumer price index (“CPI”) have been moderate, registering an increase of 2.2% in 2002 and an acceleration to 2.8% in 2003 as a result of higher energy prices and auto insurance premiums. Diminished effects of the latter and a number of special factors pulled the rate down to 1.8% in 2004, while in 2005, the CPI rose to 2.2% because of rising energy prices and then moderated in 2006 to 2.0% as energy prices eased. In the first three quarters of 2007, the CPI rose by 1.8%, 2.2% and 2.1%, respectively.*

PRICE DEVELOPMENTS

		Consumer Price Index
	G.D.P.							Industrial
	Implicit			Total		Total Excluding		Product
For the years	Price Index			Excluding		Food &		Price
ended December 31,	(1)	Total	Food	Food	Energy	Energy	Shelter	Index

	(annual percentage changes)
2002	1.1	2.2	2.7	2.2	–2.0	2.8	0.9	0.1
2003	3.3	2.8	1.7	3.0	7.9	2.5	3.2	–1.4
2004	3.2	1.8	2.1	1.8	6.8	1.4	2.5	3.2
2005	3.4	2.2	2.5	2.2	9.6	1.3	3.2	1.5
2006	2.4	2.0	2.4	2.0	5.2	1.5	3.6	2.4
2006 Q4	0.9	1.4	2.8	1.1	–3.5	1.6	2.5	2.3
2007 Q1	2.6	1.8	3.4	1.5	–0.4	1.8	2.7	4.2
2007 Q2	3.5	2.2	3.5	1.9	1.0	2.0	4.6	3.1
2007 Q3	2.8	2.1	2.4	2.1	0.0	2.3	4.0	–0.2

Source: Statistics Canada, National Income and Expenditure Accounts; Consumer Prices and Price Indexes; Industry Price Indexes.
(1)  This implicit price index is based on seasonally adjusted data.

The average annual wage settlements increased steadily between 1996 and 2001, but then slowed over 2002 to 2004. Average wage gains (over the life of the contract) rose from 0.9% in 1996 to 3.3% in 2001, but then declined to 2.8% in 2002, 2.5% in 2003 and 1.8% in 2004, and then accelerated to 2.3% in 2005 and 2.5% in 2006. Wage gains were 3.1% in the first quarter of 2007, 3.0% in the second quarter and 3.9% in the third quarter.

*Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market*

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Québec

For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2002	16,579	15,310	7.7	1,172	1,038	11.4	3,908	3,570	8.6
2003	16,959	15,672	7.6	1,185	1,053	11.2	3,993	3,629	9.1
2004	17,182	15,947	7.2	1,203	1,074	10.7	4,024	3,681	8.5
2005	17,343	16,170	6.8	1,201	1,076	10.4	4,053	3,717	8.3
2006	17,593	16,484	6.3	1,200	1,082	9.9	4,094	3,765	8.0
2006 Q4	17,686	16,598	6.2	1,197	1,085	9.4	4,102	3,786	7.7
2007 Q1	17,849	16,757	6.1	1,208	1,096	9.3	4,129	3,810	7.7
2007 Q2	17,900	16,811	6.1	1,206	1,098	9.0	4,139	3,845	7.1
2007 Q3	17,951	16,881	6.0	1,205	1,091	9.4	4,148	3,861	6.9

	Ontario			Prairie Provinces			British Columbia

For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2002	6,494	6,031	7.1	2,858	2,706	5.3	2,148	1,965	8.5
2003	6,676	6,213	6.9	2,913	2,763	5.2	2,191	2,015	8.0
2004	6,775	6,317	6.8	2,958	2,814	4.9	2,222	2,063	7.2
2005	6,849	6,398	6.6	2,976	2,848	4.3	2,263	2,131	5.9
2006	6,927	6,493	6.3	3,067	2,949	3.8	2,305	2,196	4.8
2006 Q4	6,950	6,516	6.2	3,106	2,997	3.5	2,331	2,215	5.0
2007 Q1	7,011	6,562	6.4	3,149	3,033	3.7	2,352	2,256	4.1
2007 Q2	7,023	6,566	6.5	3,172	3,045	4.0	2,360	2,258	4.4
2007 Q3	7,051	6,601	6.4	3,186	3,065	3.8	2,362	2,263	4.2

Source: Statistics Canada, The Labour Force.
(1) Unemployment levels are calculated using the difference between Labor Force and Employment for the quarters.
(2) Annual employment levels are based on not seasonally adjusted data, while quarterly employment levels are based on seasonally adjusted data.

Employment growth, on a year-over-year basis, increased by 2.4% in 2002 and 2003. Year-over-year employment growth slowed to 1.8% in 2004 and 1.4% in 2005 before strengthening to 1.9% in 2006. In the first three quarters of 2007, employment has grown by 2.4%, 2.0% and 2.3%, respectively. Meanwhile, year-over-year labor force growth was 2.9% in 2002 and 2.3% in 2003 before easing to 1.3% in 2004, 0.9% in 2005 and 1.4% in 2006. In the first three quarters of 2007, the labor force grew by 2.1%, 1.9% and 1.8%, respectively.

The unemployment rate was 7.7% in 2002 and 7.6% in 2003. Since then the unemployment rate has continued to decline reaching 7.2% in 2004, 6.8% in 2005 and 6.3% in 2006. In 2007, the unemployment rate continued to fall reaching 6.1% in the first and second quarters and 6.0% in the third quarter (seasonally adjusted).

* Year-over-year growth rates for employment and labor force are based on not seasonally adjusted data.

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico have been eliminated.

Canada currently has bilateral free trade agreements in place with the following countries: Chile, Costa Rica and Israel.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (2)		For the years ended December 31,

	2007	2006	2006	2005	2004	2003	2002

	(in millions)
Value of Exports
Wheat	$3,351	$2,586	$3,641	$2,704	$3,493	$2,809	$3,053
Other agricultural products	19,342	17,957	24,311	24,554	24,238	23,557	25,298
Crude petroleum	30,033	28,941	38,574	30,356	25,513	20,644	18,551
Natural gas	22,079	21,529	27,805	35,989	27,382	26,083	18,372
Ores and metals	40,095	32,254	44,885	35,922	32,290	25,932	28,079
Lumber	5,881	7,099	9,177	10,382	11,508	8,940	10,853
Pulp and paper	8,720	8,851	11,929	12,173	13,076	12,600	13,264
Other materials	67,802	64,272	85,010	85,501	78,504	70,514	70,155
Motor vehicles	40,422	42,774	57,345	60,743	62,727	59,498	67,672
Motor vehicle parts	18,848	18,884	25,195	27,333	27,662	27,887	29,005
Machinery	17,245	15,618	21,087	20,384	19,303	18,917	20,300
Other end products	69,895	67,981	91,545	90,975	89,089	86,947	94,470
Special transactions	10,888	11,445	15,194	14,767	14,282	14,795	14,970

TOTAL EXPORTS (1)	$354,600	$340,191	$455,697	$451,783	$429,067	$399,122	$414,038

Value of Imports
Edible products	$18,137	$16,466	$22,218	$20,809	$19,953	$20,120	$20,432
Crude petroleum	17,812	17,385	22,512	21,582	16,439	13,301	11,723
Other crude materials	11,426	9,679	13,279	12,811	11,511	9,513	8,683
Fabricated materials	65,563	65,321	87,087	82,197	74,907	66,667	69,539
Motor vehicles	32,703	31,323	41,854	38,762	36,438	37,546	38,004
Motor vehicle parts	27,862	28,169	37,929	39,615	40,927	38,946	43,466
Machinery and equipment	87,898	84,992	114,638	110,972	104,099	98,685	105,947
Other end products	41,261	38,480	52,034	49,486	47,714	46,306	46,474
Special transactions	10,218	9,406	12,843	12,049	11,321	11,627	12,461

TOTAL IMPORTS (1)	$312,880	$301,220	$404,395	$388,282	$363,308	$342,710	$356,727

Source: Statistics Canada, Canadian International Merchandise Trade.
(1) May not add to total due to rounding.
(2) Seasonally adjusted.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. However, Canada has been diversifying its exports over time, relying less on commodities and more on finished goods. The value of commodity exports as a share of merchandise exports dropped from 68.8% in 1980 to 55.6% in the first three quarters of 2007. Over this period, the increase in exports of finished goods was led by automotive and miscellaneous end products. Canada’s imports consist mostly of manufactured goods; the two main components are machinery and equipment, and automotive products.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2006, trade with the United States accounted for 79.2% of the value of Canada’s merchandise exports and 65.5% of the value of Canada’s merchandise imports. According to the United States Department of Commerce, trade with Canada accounted for 22.2% of the United States’ exports and 16.4% of its imports in 2006.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,

	2007	2006	2006	2005	2004	2003	2002

Exports (1)
United States	76.5%	79.9%	79.2%	81.5%	81.7%	82.4%	83.8%
Japan	2.2	2.3	2.3	2.3	2.3	2.5	2.4
United Kingdom	3.2	2.5	2.5	2.1	2.2	1.9	1.5
European Union (2)	5.4	4.6	4.7	4.2	4.0	4.1	3.9
Other	12.8	10.8	11.3	9.9	9.8	9.1	8.3

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports (1)
United States	65.2%	65.5%	65.5%	66.9%	68.9%	70.1%	71.5%
Japan	2.8	3.0	2.9	2.9	2.8	3.1	3.3
United Kingdom	2.4	2.4	2.4	2.3	2.6	2.7	2.9
European Union (2)	7.8	8.0	8.0	7.6	7.4	7.6	7.3
Other	21.7	21.1	21.2	20.3	18.3	16.5	15.1

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom. Includes Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,

	2007	2006	2006	2005	2004	2003	2002

	(2002 = 100)
Indices of physical volume
Exports	108.6	106.2	106.5	105.5	103.0	97.9	100.0
Imports	133.0	127.1	127.6	121.3	112.2	103.1	100.0
Indices of prices
Exports	105.3	103.2	103.4	103.4	100.6	98.4	100.0
Imports	87.9	88.6	88.8	89.8	90.8	93.2	100.0
Terms of trade (1)	119.7	116.4	116.4	115.2	110.8	105.6	100.0

Source: Statistics Canada, Canadian International Merchandise Trade.
(1) Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters(1)		For the years ended December 31,

	2007	2006	2006	2005	2004	2003	2002

	(in millions of dollars)
CURRENT ACCOUNT
RECEIPTS
Goods and services	$405,430	$390,588	$522,926	$518,762	$493,757	$460,903	$477,522
Goods	354,678	340,191	455,696	451,783	429,067	399,122	414,039
Services	50,752	50,397	67,230	66,979	64,690	61,781	63,483
Investment Income	46,902	44,713	61,599	48,213	38,169	29,253	30,502
Current transfers	7,555	7,161	9,682	8,176	7,155	6,743	6,890
Current account receipts	459,886	442,463	594,207	575,151	539,081	496,899	514,913
PAYMENTS
Goods and services	376,919	362,492	486,789	467,423	439,988	416,011	427,434
Goods	312,656	301,219	404,395	388,282	363,308	342,710	356,727
Services	64,264	61,272	82,394	79,141	76,680	73,302	70,707
Investment Income	61,654	53,597	73,446	70,735	62,468	59,284	60,799
Current transfers	7,535	7,417	10,394	9,051	7,574	6,955	6,902
Current account payments	446,109	423,507	570,629	547,208	510,030	482,250	495,135
BALANCES
Goods and services	28,510	28,097	36,137	51,340	53,769	44,892	50,088
Goods	42,022	38,971	51,302	63,501	65,759	56,413	57,311
Services	-13,512	-10,875	-15,165	-12,162	-11,990	-11,521	-7,224
Investment Income	-14,753	-8,884	-11,847	-22,522	-24,299	-30,031	-30,297
Current transfers	21	-255	-712	-875	-419	-212	-12
Current account balance	13,777	18,958	23,578	27,943	29,051	14,649	19,778
CAPITAL AND FINANCIAL ACCOUNT
CAPITAL ACCOUNT	3,310	3,250	4,201	5,940	4,466	4,225	4,936
FINANCIAL ACCOUNT	-24,295	-21,578	-22,741	-38,287	-37,295	-19,935	-22,144
CANADIAN ASSETS, NET FLOWS
Canadian direct investment abroad	-35,217	-34,276	-51,322	-40,645	-56,841	-32,118	-42,015
Portfolio investment	-43,033	-61,056	-78,693	-53,279	-24,369	-19,054	-29,319
Foreign bonds	-31,834	-32,835	-43,602	-29,238	-15,290	-7,974	-6,229
Foreign stocks	-21,101	-23,149	-28,291	-21,951	-8,092	-7,699	-21,253
Other investment	-58,250	-55,122	-35,325	-22,157	-6,238	-16,553	-12,297
Loans	-11,578	-12,630	-12,201	8,217	3,558	7,614	-8,587
Deposits	-35,991	-34,084	-8,183	-15,817	-10,661	-19,286	5,844
Official international reserves	-5,232	-2,676	-1,013	-1,653	3,427	4,693	298
Other assets	-5,448	-5,732	-13,927	-12,903	-2,561	-9,574	-9,851

Total Canadian assets, net flows	-136,500	-150,453	-165,339	-116,081	-87,448	-67,724	-83,631
CANADIAN LIABILITIES, NET FLOWS
Foreign direct investment in Canada	70,924	51,270	78,317	35,046	-474	10,483	34,769
Portfolio investment	-6,315	27,215	32,544	9,577	54,762	19,714	18,599
Canadian bonds	4,498	5,674	18,015	-78	19,449	7,870	18,297
Canadian stocks	-9,955	16,079	10,814	9,133	35,742	13,491	-1,531
Canadian money market	-856	5,464	3,715	522	-429	-1,646	1,833
Other investment	47,593	50,389	31,737	33,171	-4,135	17,592	8,119
Loans	1,387	11,158	11,873	3,496	-2,013	2,192	1,400
Deposits	44,136	38,755	20,724	28,951	-531	18,304	13,565
Other liabilities	2,071	476	-860	723	-1,591	-2,904	-6,846

Total Canadian liabilities, net flows	112,204	128,875	142,598	77,793	50,153	47,789	61,487

Total capital and financial account, net flows	-20,986	-18,327	-18,540	-32,347	-32,829	-15,711	-17,208
Statistical discrepancy	8,834	-54	-5,038	4,404	3,778	1,062	-2,570

Source: Statistics Canada, Canada’s Balance of International Payments.
(1) Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account data are not seasonally adjusted.

Canada’s current account balance moved into a surplus in 1999, and has remained there to this year. The current account surplus was $18.4 billion (seasonally adjusted, annualized level) in the first three quarters of 2007. Over the period since 2002, the three main components of the current account have evolved as follows:

(1)	The merchandise trade surplus decreased from $57.3 billion in 2002 to $51.3 billion in 2006. In the first three quarters of 2007, the merchandise trade surplus was an average of $56.0 billion (annualized level).

(2)	The service account deficit worsened from $7.2 billion in 2002 to $15.2 billion in 2006. The services deficit averaged $18.0 billion (annualized level) in the first three quarters of 2007.

(3)	The deficit on net investment income payments narrowed from $30.3 billion in 2002 to $11.8 billion in 2006. The investment income deficit averaged $19.7 billion in the first three quarters of 2007 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus prior to 2002. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in the period between 2003 and 2006. The continued appreciation of the Canadian dollar, combined with the slowdown in the US economy from the latter half of 2006 into 2007, has caused a further decline in the merchandise trade surplus.

Canada registered net outflows in the capital and financial account of $17.2 billion in 2002, $15.7 billion in 2003, $32.8 billion in 2004, $32.3 billion in 2005 and $18.5 billion in 2006. The net outflow in the capital and financial account in the first three quarters of 2007 averaged $28.0 billion (annualized level).

Various Canadian financial instruments were acquired by non-residents during the 1990s and early 2000s. Non-resident net purchases of Canadian bonds, stocks and money market instruments amounted to $18.6 billion in 2002. They then increased slightly to $19.7 billion in 2003 before increasing to $54.8 billion in 2004 as a result of special events such as foreign takeovers and corporate restructuring. Non-resident purchases of Canadian bonds, stocks and money market instruments fell to $9.6 billion in 2005 before rising to $32.5 billion in 2006. In 2007, portfolio investment from abroad declined by $8.4 billion (annualized level) over the first three quarters.

From 1980 to the early 1990s, foreign direct investment in Canada averaged just over $5 billion annually. In the mid-1990s, foreign direct investment in Canada began to rise sharply, peaking at $99.2 billion in 2000, mostly due to foreign purchases in the technology sector, before sliding to $34.8 billion in 2002, $10.5 billion in 2003 and negative $474 million in 2004. It then increased to $35.0 billion in 2005 and to $78.3 billion in 2006. Foreign direct investment was $94.6 billion over the first three quarters of 2007 (annualized level).

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. During this period, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents that occurred in November 2007. The dollar closed 2006 at 85.81 U.S. cents. In 2007 through December 17, trading has been in a range of 84.19 to 110.30 U.S. cents; the dollar closed at 99.43 U.S. cents on December 17, 2007.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

		For the years ended December 31,
	2007 through
	December 17	2006	2005	2004	2003	2002	2001	2000	1999	1998	1997

	(in U.S. cents)
High	110.30	91.34	87.51	85.14	77.89	66.54	67.11	69.84	69.35	71.23	74.93
Low	84.19	84.79	78.53	71.41	63.38	61.79	62.30	63.97	64.62	63.11	69.45

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

		At December 31,
	At November 30,
	2007	2006	2005	2004	2003	2002	2001	2000	1999	1998	1997

	(in millions of U.S. dollars)
Total	40,852	35,063	33,018	34,466	36,268	37,169	34,248	32,424	28,646	23,427	17,969

Source: Department of Finance.

Canada’s official reserves at November 30, 2007 consisted of United States dollars in the amount of U.S.$18,914 million, U.S.$85 million in gold (valued at U.S.$783.50 per fine ounce), U.S.$685 million in the form of the reserve position in the International Monetary Fund (“IMF”), U.S.$1,022 million in Special Drawing Rights (“SDRs”) and U.S.$20,146 million in other convertible currencies.

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$1,428 million of Canada Bills outstanding on November 30, 2007. The “Canada Notes” program was launched in March 1996. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of November 30, 2007, there was a total of U.S.$450 million equivalent of Canada Notes outstanding. A Euro Medium-Term Note program was launched in March 1997. As of November 30, 2007, there was a total of U.S.$1,508 million equivalent of Euro Medium-Term Notes outstanding. As of November 30, 2007, there was a total of U.S.$5,703 million equivalent of other marketable bonds, comprised of three global bond issues and four Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by Orders in Council. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts. Since a short planning horizon is appropriate for budgetary decisions, the budget focuses on a two-year horizon. This ensures that expenditure decisions are made within the context of Government priorities and are consistent with the expenditure framework.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed in the Financial Administration Act or that are Crown corporations as defined by the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are not dependent on the Government for financing their activities. These corporations are reported under the modified equity basis of accounting.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

Since fiscal 2002-03, the financial statements are presented on a full accrual basis of accounting, replacing the modified accrual standard that had been used since the mid 1980s. The Government’s fiscal anchor remains the budgetary balance, which provides a more comprehensive and up-to-date picture of the financial situation. Prior to the shift to accrual accounting, there was no distinction between net debt and the accumulated deficit or federal debt, so these terms were used interchangeably. Under full accrual accounting, this is no longer the case. Net debt represents the Government’s total liabilities less its financial assets. The federal debt takes into account the value of non-financial assets. The two indicators represent different measures of the Government’s financial position. Prior to 2006-07, the accumulated deficit was equal to the net accumulation of all annual surpluses and deficits since Confederation. However, in accordance with the recommendations of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants, the accumulated deficit now includes accumulated other comprehensive income, which is excluded from the annual surplus.

Fiscal Policy

The budgetary deficit/surplus — the budgetary balance — is the most comprehensive measure of the Government’s fiscal results. It is presented on a full accrual basis of accounting, recording government assets and liabilities when they are earned or incurred, regardless of when the cash is received or paid. In addition, the budgetary balance includes only those activities over which the Government has legislative control.

Since fiscal 1997-98, the Government has recorded annual budgetary surpluses ranging between $1.5 billion (fiscal 2004-05) and $19.9 billion (fiscal 2000-01). A budgetary surplus of $13.8 billion was recorded in fiscal 2006-07. Federal debt — the accumulation of annual deficits and surpluses since Confederation — was 32.3% of GDP in fiscal 2006-07, down 36.1 percentage points from its peak of 68.4% in fiscal 1995-96. This is the eleventh consecutive year in which the federal debt-to-GDP ratio has declined and it is now at its lowest level in 25 years. Program expenses were up $13.1 billion, or 7.5%, over the prior year. As a percentage of GDP, program expenses increased to 13.0% in fiscal 2006-07 from 12.7% in fiscal 2005-06. As a percentage of revenues, public debt charges were 14.4% in fiscal 2006-07, down from a peak of about 38% in fiscal 1990-91. The share of revenues devoted to public debt charges is now at its lowest level since the late 1970s.

Another important measure is financial source/requirement. Financial source/requirement measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. The conversion from full accrual to cash accounting is also reflected in non-budgetary transactions. In contrast to the large financial requirements observed from the mid 1970s through the mid 1990s, financial surpluses have now been recorded in nine of the past ten years. As a result, the stock of unmatured debt has declined by $63.0 billion since fiscal 1996-97. Unmatured debt as a percentage of GDP has declined to 28.6% from the peak of 57.7% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 47% and corporate income taxes accounted for about 16% of Government revenue in fiscal 2006-07.

In recognition of continued budget surpluses, the Government has continued to provide significant income tax reductions for individuals and corporations since the February 2000 Budget. There are currently four federal income tax brackets for individuals: 15%, 22%, 26% and 29%. For 2007, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $37,178, 22% on taxable income between $37,178 and $74,357, 26% on taxable income between $74,357 and $120,887 and 29% on taxable income of $120,887 and above.

The general federal corporate income tax rate in 2007 is 22.12%, including a surtax which is removed for 2008 and subsequent years. The 2007 Budget and an Economic Statement released in October 2007 proposed to reduce this general rate to 15% by 2012. The Economic Statement also includes a reduction in the tax rate for small businesses to 11%, effective January 1, 2008.

Capital gains are taxed as part of the income tax system in the taxation year in which they are realized. A portion of the gain is included in income and is subject to tax at the applicable individual or corporate income tax rate. The taxable portion of the capital gains has changed over time. When capital gains were first subject to tax in Canada in 1972, the taxable portion was 50%. After increasing to as high as 75% in 1990, the taxable portion was reduced to its current level of 50%, effective in 2000.

The goods and services tax is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 6%. The Government has announced that it will reduce the rate to 5%, effective January 1, 2008. Food for home consumption, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Excise taxes and duties are imposed on selected goods, such as tobacco, alcoholic beverages and gasoline. Customs duties are also imposed on a wide range of goods. The 2007 Budget repealed the excise tax on heavy vehicles and replaced it with a levy on fuel-inefficient vehicles.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, grants and contributions to other levels of government, organizations and individuals, and subsidies. Under full accrual accounting, the cost of using capital assets is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, annual surplus and accumulated deficit for the years shown.

DETAILED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

	For the years ended March 31,

	2007	2006	2005	2004	2003

	(in millions)
TAX REVENUES
Personal income tax	$110,477	$103,691	$98,521	$92,957	$89,530
Corporate income tax	37,745	31,724	29,956	27,431	22,222
Other income tax revenues	4,877	4,529	3,560	3,142	3,291
Goods and services tax	31,296	33,020	29,758	28,286	28,248
Energy taxes	5,128	5,076	5,054	4,952	4,935
Customs import duties	3,704	3,330	3,091	2,887	3,278
Other excise taxes and duties	5,189	4,730	4,954	5,240	4,896

Total tax revenues	198,416	186,100	174,894	164,895	156,400
EMPLOYMENT INSURANCE PREMIUMS	16,789	16,535	17,307	17,546	17,870
OTHER REVENUES
Crown corporation revenues	7,503	7,198	6,825	5,917	5,301
Other program revenues	11,544	10,356	11,742	8,142	7,620
Foreign exchange revenues	1,714	2,014	1,175	2,090	3,379

Total other revenues	20,761	19,568	19,742	16,149	16,300
TOTAL BUDGETARY REVENUES	235,966	222,203	211,943	198,590	190,570

PROGRAM EXPENSES
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	30,284	28,992	27,871	26,902	25,692
Other levels of Government
Canada health and social transfer	28,640	27,225	28,031	22,341	21,100
Fiscal arrangements	13,033	12,381	12,863	9,409	10,879
Alternative payments for standing programs	-3,177	-2,731	-2,746	-2,700	-2,321
Other	4,018	3,940	3,807	342	987

Total other levels of Government	42,514	40,815	41,955	29,392	30,645
Employment insurance benefits	14,084	14,417	14,748	15,058	14,496
Canada child tax benefits	11,214	9,200	8,688	8,062	7,823
Other transfer payments	26,844	24,893	25,453	22,945	20,673

Total transfer payments	124,940	118,317	118,715	102,359	99,329

Other program expenses
Crown corporation expenses	7,211	7,195	8,907	6,566	6,551
National Defence	15,732	15,034	14,318	12,869	11,803
All other departments and agencies	40,386	34,667	34,422	31,882	28,996

Total other program expenses	63,329	56,896	57,647	51,317	47,350

Total program expenses	188,269	175,213	176,362	153,676	146,679
PUBLIC DEBT CHARGES	33,945	33,772	34,118	35,769	37,270

TOTAL BUDGETARY EXPENSES	222,214	208,985	210,480	189,445	183,949

ANNUAL SURPLUS	13,752	13,218	1,463	9,145	6,621
ACCUMULATED DEFICIT, BEGINNING OF YEAR	481,499	494,717	496,180	505,325	511,946
OTHER COMPREHENSIVE INCOME	479	—	—	—	—

ACCUMULATED DEFICIT, END OF YEAR	$467,268	$481,499	$494,717	$496,180	$505,325

Source: Public Accounts of Canada 2007.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net requirement of funds of $3.2 billion in fiscal 2006-07.

Pension and Other Liabilities

The Government acts as an insurer and/or administrator of a number of pension funds and annuities and deposit and trust accounts. The balance outstanding of these accounts amounted to $185.1 billion at March 31, 2007. The public sector pensions comprised 72.8% of the outstanding balance at March 31, 2007.

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent CPP Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $119.8 billion at March 31, 2007 ($101.1 billion at March 31, 2006). Of these assets, $0.6 billion was invested in securities issued or guaranteed by the provinces and Canada, $83.2 billion was transferred to the Canada Pension Plan Investment Board and $0.1 billion was a direct liability of the Government. The balance of $35.9 billion represents net income from operations receivables and unrealized gains.

Public Sector Pensions. The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans are transferred to the Public Sector Pension Investment Board. Its goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2007, the net liability in respect of these accounts totalled $134.7 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2007, which amounted to $168.3 billion, less pension plan assets of $32.2 billion and unamortized pension adjustments of -$1.3 billion. In fiscal 2006-07 the net liability to the public sector pensions increased by $3.7 billion.

Other Employee and Veteran Future Benefits. The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian

Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased by $1.2 billion to $56.6 billion in fiscal 2006-07 from $55.4 billion in fiscal 2005-06.

Other Transactions

This category includes tax receivables, other receivables, the provincial and territorial tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They were a requirement of $3.1 billion in fiscal 2006-07 and a requirement of $2.3 billion in fiscal 2005-06.

Foreign Exchange Transactions

Foreign exchange transactions represent all transactions in international reserves held in the Exchange Fund Account (“EFA”). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

DETAILED STATEMENT OF TRANSACTIONS — NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND FOREIGN EXCHANGE TRANSACTIONS

	For the years ended March 31,

	2007	2006	2005	2004	2003

	(in millions)
LOANS, INVESTMENTS AND ADVANCES
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	$148	$200	$190	$219	$218
Farm Credit Canada	—	—	—	—	—
Other	33	-67	2	-28	63
Amount to be repaid from future appropriations	-66	-63	-39	-62	-43

	115	70	153	129	238
Investments
Share of annual profit	-5,336	-5,041	-4,853	-3,708	-2,958
Other comprehensive income	-479
Dividends	2,604	2,027	1,944	1,907	1,881
Capital	-3	-15	-275	-64	-67

	-3,214	-3,029	-3,184	-1,865	-1,144

Total	-3,099	-2,959	-3,031	-1,736	-906

Other loans, investments and advances
Portfolio investments	—	-101	1,225	—	—
National governments including developing countries	80	158	171	572	828
International organizations	-491	-224	-253	-72	-349
Provincial and territorial governments	285	14	-673	-2,459	-249
Other	-367	-1,524	-1,822	-2,681	-1,730

	-493	-1,677	-1,352	-4,640	-1,500
Total loans, investments and advances	-3,592	-4,636	-4,383	-6,376	-2,406
Allowance for valuation	387	915	-6	376	324

Total loans, investments and advances after allowance for valuation	-3,205	-3,721	-4,389	-6,000	-2,082

PENSIONS AND OTHER LIABILITIES
Public sector pensions	3,664	1,483	2,019	1,852	-1,213
Other employee and veteran future benefits	1,754	1,820	2,182	523	564
Due to Canada Pension Plan	-97	-2,620	-4,712	390	323
Other liabilities	-185	-567	-579	-154	672

Total pensions and other liabilities	5,136	116	-1,090	2,611	346

NON-FINANCIAL ASSETS
Tangible capital assets	-681	-145	-462	-711	-1,310
Inventories	-113	-350	609	-21	325
Prepaid expenses	-396	-82	-195	155	106

Total non-financial assets	-1,190	-577	-48	-577	-879

OTHER TRANSACTIONS
Tax receivables	-7,379	-5,636	-5,524	-4,356	2,008
Other receivables	-817	-327	223	127	336
Provincial and territorial tax collection agreements accounts	410	2,316	1,103	2,374	-934
Tax payables	2,986	2,752	2,610	-509	-735
Other liabilities	1,683	-1,376	8,813	151	1,621

Total other transactions	-3,117	-2,271	7,225	-2,213	2,296

FOREIGN EXCHANGE TRANSACTIONS
International reserves held in the Exchange Fund Account	-3,737	-1,822	2,133	3,602	3,818
International Monetary Fund — Subscriptions	-433	567	945	757	-121

	-4,170	-1,255	3,078	4,359	3,697
Less: International Monetary Fund — Notes payable	-771	-1,412	-453	-336	623
Special drawing rights allocations	-48	113	89	58	-22

	-819	-1,299	-364	-278	601

Total foreign exchange transactions	-3,351	44	3,442	4,637	3,096

Source: Public Accounts of Canada 2007.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Investment Bonds, Canada Bills and Canada Notes, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund and obligations issued to Trustees in respect of health care initiatives.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

		At March 31,
	At Sept. 30,
	2007	2007	2006	2005	2004	2003

	(in millions)
CANADIAN CURRENCY
Marketable bonds	$254,492	$257,909	$261,872	$266,674	$278,962	$288,988
Treasury bills	110,900	134,100	131,600	127,200	113,400	104,600
Canada Savings Bonds	8,432	8,764	10,506	11,958	14,038	16,084
Canada Premium Bonds	6,334	6,410	6,828	7,115	7,286	6,500
Canada Investment Bonds	—	1	8	8	7	—
Obligations issued to Canada Pension Plan Investment Fund	1,192	1,742	3,094	3,335	3,351	3,369
Obligations issued to Trustees in respect of Health Care Initiatives	—	—	8	58	76	2

Total Canadian currency	381,350	408,926	413,916	416,348	417,120	419,543

FOREIGN CURRENCY (1)
Canada Bills	2,012	1,847	4,734	3,862	3,364	2,603
Canada Notes	433	490	496	1,128	1,257	1,244
Euro Medium-Term Note Program	1,492	1,626	1,500	1,661	3,170	3,215
Other marketable bonds (2)	5,975	6,697	7,588	9,941	13,201	14,420

Total foreign currency	9,912	10,660	14,318	16,592	20,992	21,482

TOTAL UNMATURED MARKET DEBT	$391,262	$419,586	$428,234	$432,940	$438,112	$441,025

Source: Bank of Canada, Department of Finance.

(1) Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

		At March 31,
	At Sept. 30,
	2007	2007	2006	2005	2004	2003

	(in millions)
United States Dollar	0.9948	1.1546	1.1680	1.2096	1.3113	1.4678
Euro	1.4186	1.5424	1.4153	1.5681	1.6149	1.6037
Japanese Yen	0.008661	0.009799	0.009923	0.011281	0.01257	0.01244
New Zealand Dollar	0.7538	0.8248	0.7192	0.8617	0.8716	0.8142
British Pound	—	—	—	—	—	2.4201
Danish Krone	—	—	—	—	—	0.2169
Norwegian Krone	—	—	—	—	—	0.19145

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

		At March 31,
	At Sept. 30,
	2007	2007	2006	2005	2004	2003

	(in millions)
United States Dollars	2,711	2,711	3,711	5,211	7,216	7,312
Euro	2,045	2,045	2,045	2,045	2,045	2,045
New Zealand Dollars	500	500	500	500	500	500

Total Canadian currency unmatured market debt was $381,350 million on September 30, 2007, a decrease of $27,576 million from March 31, 2007. The decrease was mostly related to the reduction in Treasury Bills (-$23,200 million), marketable bonds (-$3,417 million) and Obligations issued to Canada Pension Plan Investment Fund (-$550 million). Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2007 to September 30, 2007, the Government issued an aggregate of $19,786 million of marketable bonds in Canadian currency and redeemed $23,818 million (including $8,983 million in repurchased and cancelled bonds), for a net decrease of $4,032 million. This was offset by an increase of $615 million for the inflation compensation on Real Return Bonds, resulting in a net decrease of $3,417 million in marketable bonds. Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2007 to September 30, 2007, the amount of treasury bills outstanding decreased by $23,200 million. Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2007 to September 30, 2007, the amount of unmatured Canada Savings Bonds outstanding decreased by $332 million. Canada Premium Bonds are a retail investment and savings product introduced in 1998 that replaced the Canada Registered Retirement Savings Plan Bonds (“Canada RRSP Bonds”). They offer a higher interest rate compared to Canada Savings Bonds and are redeemable once a year, on the anniversary of the issue date and during the 30 days thereafter without penalty. In the period April 1, 2007 to September 30, 2007, the amount of unmatured Canada Premium Bonds outstanding decreased by $76 million. Canada Investment Bonds, piloted through investment dealers from November 1, 2003 to April 1, 2004, were discontinued. They offer a fixed rate of interest for the full term to maturity. The Canada Investment Bonds carry a higher rate of interest than the Canada Savings Bonds or the Canada Premium Bonds over the equivalent priced period. They are non-cashable prior to maturity but are transferable to other eligible registration types. In the period April 1, 2007 to September 30, 2007, all of the Canada Investment Bonds matured bringing the outstanding balance to nil. Obligations issued to Canada Pension Plan Investment Fund are non-marketable.

Total foreign currency unmatured market debt was $9,912 million on September 30, 2007, a decrease of $748 million from March 31, 2007. This decrease in foreign currency unmatured debt was attributable to the appreciation of the Canadian dollar. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium-Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of three global bond issues and four Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited in U.S. dollars and other foreign currencies.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2007, $19,035 million of Canadian dollars have been swapped for U.S.$14,770 million (including $176 million of Canadian dollars which have been swapped for U.S.$150 million through foreign exchange swaps which mature in less than one year), $14,263 million of Canadian dollars have been swapped for Euro 10,165 million and $111 million Canadian dollars have been swapped for ¥8 billion.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST

	At March 31,

	2007	2006	2005	2004	2003

Marketable bonds (1)	5.23%	5.26%	5.62%	5.96%	6.26%
Treasury bills	4.20	3.52	2.62	2.52	3.04
Canada Savings Bonds	3.54	3.84	2.85	3.37	3.43
Non-marketable bonds and notes (2)	10.37	10.02	9.99	9.96	10.14
Canada Bills	5.11	4.63	2.63	0.92	1.12
Foreign currency notes	3.92	3.85	3.14	2.37	2.36
Total Unmatured Debt	4.86	4.73	4.61	4.90	5.32

Source: Public Accounts of Canada 2007.

(1) Excludes Canada Notes and Euro Medium-Term Notes, but includes other foreign currency marketable bonds.

(2) Includes the bonds for the Canada Pension Plan and Obligations issued to Trustees in respect of Health Care Initiatives.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2007.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and
	Interest(1)

	Canadian	Foreign
For years ended	Currency	Currency
December 31,	Debt(2)	Debt (3)(4)

2007	$12,338	$631
2008	40,704	5,777
2009	37,659	1,920
2010	25,763	—
2011	29,483	—
2012-2016	89,585	—
2017-2021	40,567	—
2022-2026	36,707	—
2027-2031	37,978	—
2032-2036	24,297	—
2037-2041	13,103	—

Source: Bank of Canada.

(1) Excludes the effect of interest rate swaps and cross currency swaps.
(2) Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3) Converted at U.S.$1.00 = $0.9948, Euro 1.00 = $1.4186, Japanese Yen 1.00 = $0.008661 and New Zealand $1.00 = $0.7538, the closing rates on September 30, 2007.
(4) Excludes principal and interest payments on U.S.$210,719,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements. Only certain financial transactions between the Government and enterprise Crown corporations are recorded.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $145,051 million as at March 31, 2007. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2007.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

		Other
	Consolidated	Entities	Enterprise	Total

Assets
Total assets	$6,378	$4,075	$237,513	$247,966

Liabilities
Liabilities to other than Government
Borrowings	—	—	145,325	145,325
Other	5,349	18	64,151	69,518

	5,349	18	209,476	214,843

Net assets	$1,029	$4,057	$28,037	$33,123

Financial interest of the Government
Obligations to the Government	$209	—	$7,684	$7,893
Net equity of the Government	820	4,057	20,353	25,230

Total financial interest	$1,029	$4,057	$28,037	$33,123

Contingent liabilities	$382	—	$3,006	$3,388

Source: Public Accounts of Canada 2007.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government with respect to guarantees by the Government as at March 31, 2007 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees by the Government
Borrowings by enterprise Crown corporations which are agents of Her Majesty	$141,782
Borrowings by other than enterprise Crown corporations
From agents	802
From other than agents	2,396
Other explicit loan guarantees	30
Insurance programs of the Government	1,115
Other explicit guarantees	5,320

Total gross guarantees	151,446
Less: allowance for losses	-815

Net exposure under guarantees	$150,631

Source: Public Accounts of Canada 2007.

Note: Totals may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2007.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

			5-year	Closing
			average	balance
	Insurance	Net	of net	of
	in force	claims (1)	claims	fund

	(in millions)
Canada Deposit Insurance Corporation	$455,414	$5	$—	$948
Canada Mortgage and Housing Corporation
Mortgage Insurance Fund	294,699	325	196	5,463
Mortgage-Backed Securities Guarantee Fund	131,719	—	—	260
Export Development Canada
Export insurance contracts entered into on its own behalf	15,658	31	43	—

Source: Public Accounts of Canada 2007.

(1) Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this sec-tion referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, short-term securities issued by the United Kingdom and treasury bills or other obligations of the United States. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $25 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against nonpayments of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to small and medium-sized businesses in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. It is the current practice in Canada to revise the Bank Act after intervals of approximately five years with the most recent revisions being implemented in April 2007 (see Financial Sector Restructuring below). The Office of the Superintendent of Financial Institutions is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full-service branches and lending branches. As at

November 19, 2007, the banking system consisted of 21 domestic banks, 24 foreign bank subsidiaries, 20 full-service foreign bank branches and 6 foreign bank lending branches.

Financial Sector Restructuring

The Government of Canada is responsible for ensuring that the regulatory framework allows financial sector participants to operate as efficiently and effectively as possible, while also maintaining the safety and soundness of the sector. The mandatory five-year review of the financial institutions statutes, which comprise the Bank Act, the Insurance Companies Act, the Trust and Loan Companies Act and the Cooperative Credit Associations Act, is an important tool in meeting these responsibilities.

An important milestone in the most recent review of the financial sector statutes was completed on April 20, 2007 when most of the provisions of Bill C-37, An Act to amend the law governing financial institutions and to provide for related and consequential matters, came into force. The implementation of the remaining provisions of Bill C-37 will occur as their associated regulations come into force during 2008-2009. This will mark the completion of the 2006 review of the financial institutions statutes.

Bill C-37 aims to enhance the interests of consumers, increase legislative and regulatory efficiency and adapt the framework to new developments. Key elements include raising the threshold loan-to-value ratio at which mortgage insurance becomes mandatory; changing the number of credit unions required to incorporate a cooperative credit association; modifying the legislative framework to enable and facilitate the development and the implementation of the cheque imaging initiative; and making amendments to the ownership regime thresholds. Other changes were based on voluntary commitments, such as reducing cheque hold periods.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance through price stability.

In February 1991, the Government and the Bank jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2006, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

During the past two years, monetary policy was set in the context of an increasingly robust domestic economy. During the first half of 2006, the strong momentum in the global and Canadian economies continued, although the strength of the Canadian dollar had started to act as a drag on net exports. The Bank raised the target for the overnight rate by 25 basis points at each of the first four fixed announcement dates of 2006, bringing the Bank’s key policy rate to 4.25% on May 24, 2006. The Bank kept the overnight rate unchanged for the balance of 2006, citing a weaker outlook for net exports and anticipated moderation in U.S. growth, combined with past interest rate and exchange rate increases.

However, economic growth picked up markedly in the first quarter of 2007. With the amount of excess demand increasing further in the second quarter, the Bank raised the overnight rate by 25 basis points to 4.5% on July 10, 2007. Subsequently, a more pronounced and protracted housing market adjustment in the United States than had been expected, exacerbated by the financial market developments since August 2007, prompted the Bank to leave the overnight rate unchanged at 4.5% on September 5 and October 16, 2007 and to decrease the overnight rate by 25 basis points on the December 4, 2007 fixed announcement date.

Membership in International Economic Organizations

As of December 31, 2006, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On December 31, 2006, one SDR equalled Cdn $1.75.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 1,396.0 million. As of December 31, 2006, there were no loans outstanding to the IMF under the GAB and the NAB.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2006

	Subscription

	Total	Paid-in(1)

	(in millions of
	U.S. dollars)
International Bank for Reconstruction and Development	$5,403.8	$334.9
International Development Association (“IDA”)	—	—
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	2,200.2	154.7
Inter-American Development Bank	4,039.9	173.7
Caribbean Development Bank	62.7	13.7
African Development Bank	1,122.0	99.3
European Bank for Reconstruction and Development	828.6	216.2

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions and in consultation with the Canadian International Development Agency.
(1) Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A) PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2007

Maturing in 2007-08
2007 — Oct. 1	13	Aug. 22/84 and Sept. 12/84	H36	$417,580,000
Dec. 1	2 3/4	June 10/05 and July 29/05 and Sept. 16/05	YA69	6,377,164,000
2008 — Mar. 1	12 3/4	Oct. 1/84 and Oct. 24/84	H41	578,665,000

				7,373,409,000

Maturing in 2008-09
2008 — June 1	3 3/4	Dec. 16/05 and Mar. 17/06	YD09	2,262,013,000
June 1	6	Aug. 15/97 and Nov. 17/97 and Feb. 16/98 and May 15/98	WH31	5,009,266,000
June 1	10	Dec. 15/85 and Sept. 1/87 and Feb. 1/88 and Apr. 14/88 and June 1/88 and July 21/88 and Oct. 15/88 and Dec. 15/88 and Feb. 23/89 and June 1/89	H74	3,025,529,000
Sept. 1	4 1/4	Nov. 18/02 and Dec. 23/02 and Feb. 24/03 and Mar. 31/03 and Apr. 29/03 and June 2/03 and July 21/03 and Sept. 2/03 and Oct. 14/03	XN99	9,855,463,000
Oct. 1	11 3/4	Feb. 1/85 and May 1/85	H52	395,547,000
Dec. 1	4 1/4	June 16/06 and July 10/06 and Sept. 1/06	YE81	7,300,000,000
2009 — Mar. 1	11 1/2	May 22/85	H58	139,655,000

				27,987,473,000

Maturing in 2009-10
2009 — June 1	3 1/4	Nov. 17/06 and Dec. 18/06 and Mar. 9/07 and Apr. 13/07	YH13	3,500,000,000
June 1	5 1/2	Aug. 17/98 and Nov. 16/98 and Feb. 15/99 and May 17/99	WR13	6,175,192,000
June 1	11	Oct. 1/85 and Oct. 23/85 and Oct. 15/87	H68	637,846,000
Sept. 1	4 1/4	Dec. 1/03 and Jan. 26/04 and Feb. 23/04 and Apr. 13/04 and May 17/04 and July 26/04 and Aug. 30/04 and Oct. 12/04	XT69	9,033,602,000
Oct. 1	10 3/4	June 12/85 and July 1/85 and Sept. 1/85 and Sept. 1/88	H63	230,359,000
Dec. 1	4 1/4	May 26/07 and Sept. 21/07	YJ78	7,100,000,000
2010 — Mar. 1	9 3/4	Mar. 15/86	H79	83,434,000

				26,760,433,000

Maturing in 2010-11
2010 — June 1	5 1/2	Aug. 3/99 and Nov. 1/99 and Feb. 1/00 and Mar. 20/00	WX80	5,127,128,000
June 1	9 1/2	Apr. 10/86 and July 1/87 and July 1/89 and Aug. 10/89 and Oct. 1/89 and Dec. 15/89 and Feb. 1/90	H81	2,224,605,000
Sept. 1	4	Nov. 22/04 and Jan. 24/05 and Feb. 21/05 and Apr. 26/05 and May 24/05 and July 18/05 and Aug. 29/05 and Oct. 11/05	XY54	8,606,034,000
Oct. 1	8 3/4	Apr. 28/86	H85	119,549,000
2011 — Mar. 1	9	July 3/86 and Sept. 2/86 and Oct. 23/86 and Dec. 15/86 and May 1/87 and Mar. 15/88	H87	583,241,000

				16,660,557,000

Maturing in 2011-12
2011 — June 1	6	May 1/00 and Aug. 1/00 and Oct. 30/00 and Jan. 29/01 and May 7/01 and July 30/01	XB51	10,328,272,000
June 1	8 1/2	Feb. 19/87 and Mar. 15/87	H98	608,151,000
Sept 1	3 3/4	Nov. 21/05 and Jan. 23/06 and Feb. 20/06 and May 23/06 Jun. 27/06 and Jul. 31/06 and Aug. 21/06	YC26	9,327,862,000

				20,264,285,000

Unmatured Market Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2007

Maturing in 2012-13
2012 — June 1	3 3/4	Nov. 6/06 and Dec. 11/06 and Feb. 19/07 and May 7/07 and Aug. 20/07	YG30	$6,600,000,000
2013 — June 1	5 1/4	Oct 29/01 and Feb. 11/02 and April 22/02 and June 25/02 and Aug. 6/02 and Sept. 30/02 and Oct. 15/02	XH22	10,356,853,000

				16,956,853,000

Maturing in 2013-14
2013 — June 1	5 1/4	Nov. 4/02 and Dec. 16/02 and Feb. 10/03 and Mar. 24/03 and May 12/03 and June 25/03 and Aug. 11/03 and Sept. 30/03	XM17	8,996,594,000
2014 — Mar. 15	10 1/4	Mar. 15/89 and Mar. 30/89 and Mar. 15/90 and July 1/90 and Aug. 1/90 and Feb. 21/91	A23	766,898,000

				9,763,492,000

Maturing in 2014-15
2014 — June 1	5	Oct. 20/03 and Dec. 15/03 and Feb. 9/04 and Mar. 22/04 and May 3/04 and June 22/04 and Aug. 16/04 and Sept. 28/04	XS86	9,778,802,000

Maturing in 2015-16
2015 — June 1	4 1/2	Oct. 18/04 and Dec. 20/04 and Feb. 7/05 and Mar. 14/05 and May 9/05 and June 21/05 and Aug. 15/05 and Sept. 26/05	XX71	10,300,000,000
June 1	11 1/4	May 1/90 and May 31/90 and Oct. 1/90 and Nov. 15/90	A34	483,005,000

				10,783,005,000

Maturing in 2016-17
2016 — June 1	4	Nov. 7/05 and Dec. 12/05 and Feb. 6/06 and Mar. 13/06 and Apr. 24/06 and Jun. 12/06 and Aug. 8/06 and Sept. 19/06	YB43	10,300,000,000

Maturing in 2017-18
2017 — June 1	4	Oct. 16/06 and Nov. 27/06 and Jan. 29/07 and Mar. 19/07 and Apr. 23/07 and Aug. 7/07 and Sept. 17/07	YF56	10,342,526,000

Maturing in 2020-21
2021 — Mar. 15	10 1/2	Dec. 15/90 and Jan. 9/91 and Feb. 1/91	A39	720,361,000

Maturing in 2021-22
2021 — June 1	9 3/4	May 9/91 and June 1/91 and July 1/91 and Aug. 1/91 and Sept. 1/91 and Oct. 17/91	A43	436,449,000
Dec. 1	4 1/4	Dec. 10/91 and Oct. 14/92 and May 1/93 and Dec. 1/93 and Feb. 22/94 and June 21/94 and Sept. 15/94 and Dec. 15/94 and Feb. 2/95 and May 8/95 and Aug. 4/95	L25	6,976,417,500	(2)

				7,412,866,500

Maturing in 2022-23
2022 — June 1	9 1/4	Dec. 15/91 and Jan. 3/92 and May 15/92	A49	470,448,000

Maturing in 2023-24
2023 — June 1	8	Aug. 17/92 and Feb. 1/93 and Apr. 1/93 and July 26/93 and Oct. 15/93 and Feb. 1/94 and May 2/94	A55	6,122,020,000

Maturing in 2025-26
2025 — June 1	9	Aug. 2/94 and Nov. 1/94 and Feb. 1/95 and May 1/95 and Aug. 1/95 and Nov. 1/95 and Feb. 1/96	A76	5,457,284,000

Maturing in 2026-27
2026 — Dec. 1	4 1/4	Dec. 7/95 and Mar. 6/96 and June 6/96 and Sept. 6/96 and Dec. 6/96 and Mar. 12/97 and June 9/97 and Sept. 8/97 and Dec. 8/97 and Mar. 9/98 and June 8/98 and Sept. 8/98 and Dec. 7/98	VS05	6,694,905,000	(2)

Unmatured Market Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2007

Maturing in 2027-28
2027 — June 1	8	May 1/96 and Aug. 1/96 and Nov. 1/96 and Feb. 3/97 and May 1/97 and Aug. 1/97 and Nov. 3/97	VW17	$7,708,306,000

Maturing in 2029-30
2029 — June 1	5 3/4	Feb. 2/98 and May 1/98 and Nov. 2/98 and May 3/99 and Oct. 15/99 and Apr. 24/00 and Oct. 16/00 and Apr. 23/01	WL43	13,347,720,000

Maturing in 2031-32
2031 — Dec. 1	4	Mar. 8/99 and June 8/99 and Sept. 7/99 and Dec. 6/99 and Mar. 6/00 and June 5/00 and Sept. 5/00 and Dec. 11/00 and Mar. 5/01 and June 11/01 and Sept. 24/01 and Dec. 10/01 and Mar. 18/02 and June 10/02 and Sept. 16/02 and Dec. 9/02 and Mar. 17/03	WV25	7,108,364,000	(2)

Maturing in 2033-34
2033 — June 1	5 3/4	Oct. 15/01 and Jan. 21/02 and Mar. 4/02 and May 6/02 and July 15/02 and Nov. 25/02 and Jan. 20/03 and Mar. 3/03 and Apr. 14/03 and July 14/03 and Aug. 25/03 and Nov. 10/03 and Jan. 19/04 and Mar. 1/04	XG49	13,410,295,000

Maturing in 2036-37
2036 — Dec. 1	3	June 9/03 and Sept. 15/03 and Dec. 8/03 and Mar. 8/04 and June 7/04 and Sept. 7/04 and Dec. 6/04 and May 7/05 and June 6/05 and Sept. 6/05 and Dec. 5/05 Mar. 06/06 and June 5/06 and Oct. 2/06 and Dec. 4/06 and Mar. 5/07	XQ21	6,361,465,500	(2)

Maturing in 2037-38
2037 — June 1	5	July 19/04 and Sept. 14/04 and Nov. 8/04 and Jan. 17/05 and April 11/05 and Jul. 11/05 and Oct. 18/05 Jan. 16/06 and May 1/06 and Jul. 24/06	XW98	11,549,089,000

Maturing in 2041-42
2041 — Dec. 1	2	June 4/07 and Sept. 4/07	YK42	1,158,050,000

TOTAL UNMATURED MARKETABLE BONDS PAYABLE IN CANADIAN DOLLARS				254,492,009,000

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates

Various maturity dates from Oct. 4, 2007 to Sept. 4, 2008	4.009 to 4.780	Various issue dates from Oct. 5, 2006 to Sept. 20, 2007	110,900,000,000

CANADA SAVINGS BONDS(3)

		Annual
Series	Maturity date	Coupons %	Issue date

S46	2013 — Nov. 1(4)	1.50 – 7.50	1991 — Nov. 1	247,812,356
S47	2014 — Nov. 1(4)	1.50 – 7.50	1992 — Nov. 1	403,723,730
S48	2015 — Nov. 1(4)	1.50 – 7.50	1993 — Nov. 1	330,324,554
S49	2016 — Nov. 1(4)	1.50 – 7.50	1994 — Nov. 1	504,762,050
S50	2017 — Nov. 1	1.50 – 6.75	1995 — Nov. 1	601,505,710
S51	2008 — Nov. 1	3.00 – 8.75	1996 — Nov. 1	1,373,363,582
S52	2017 — Nov. 1	1.50 – 6.50	1997 — Nov. 1	1,159,137,438
S53	2007 — Dec. 1	1.50 – 6.50	1997 — Dec. 1	4,363,369
S54	2008 — Nov. 1	1.50 – 4.85	1998 — Nov. 1	419,548,518
S55	2008 — Dec. 1	1.50 – 4.85	1998 — Dec. 1	33,957,452
S56	2009 — Jan. 1	1.35 – 4.85	1999 — Jan. 1	6,147,525
S57	2009 — Feb. 1	1.35 – 4.60	1999 — Feb. 1	3,595,165
S58	2009 — Mar. 1	1.30 – 4.75	1999 — Mar. 1	7,378,202
S59	2009 — Apr. 1	1.30 – 4.75	1999 — Apr. 1	4,982,265
S60	2009 — Nov. 1	1.50 – 4.85	1999 — Nov. 1	201,504,543

Unmatured Market Debt (Continued)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2007

S61	2009 — Dec. 1	1.50 – 4.85	1999 — Dec. 1	$22,982,040
S62	2010 — Jan. 1	1.35 – 4.85	2000 — Jan. 1	7,436,387
S63	2010 — Feb. 1	1.35 – 4.60	2000 — Feb. 1	4,775,739
S64	2010 — Mar. 1	1.30 – 4.75	2000 — Mar. 1	8,231,212
S65	2010 — Apr. 1	1.30 – 4.75	2000 — Apr. 1	10,638,518
S66	2010 — Nov. 1	1.50 – 4.85	2000 — Nov. 1	194,278,914
S67	2010 — Dec. 1	1.50 – 4.85	2000 — Dec. 1	16,288,390
S68	2011 — Jan. 1	1.35 – 4.85	2001 — Jan. 1	7,616,167
S69	2011 — Feb. 1	1.35 – 4.40	2001 — Feb. 1	5,697,743
S70	2011 — Mar. 1	1.30 – 4.00	2001 — Mar. 1	6,020,029
S71	2011 — Apr. 1	1.30 – 4.00	2001 — Apr. 1	3,987,783
S72	2011 — Nov. 1	1.50 – 3.25	2001 — Nov. 1	267,316,283
S73	2011 — Dec. 1	1.50 – 3.25	2001 — Dec. 1	16,809,868
S74	2012 — Jan. 1	1.35 – 2.90	2002 — Jan. 1	4,014,357
S75	2012 — Feb. 1	1.35 – 2.80	2002 — Feb. 1	3,208,161
S76	2012 — Mar. 1	1.30 – 4.00	2002 — Mar. 1	9,886,004
S77	2012 — Apr. 1	1.30 – 4.00	2002 — Apr. 1	8,249,421
S78	2012 — Nov. 1	1.50 – 3.25	2002 — Nov. 1	316,179,455
S79	2012 — Dec. 1	1.50 – 3.25	2002 — Dec. 1	23,097,703
S80	2013 — Jan. 1	1.65 – 2.90	2003 — Jan. 1	6,670,457
S81	2013 — Feb. 1	1.55 – 2.80	2003 — Feb. 1	4,474,859
S82	2013 — Mar. 1	1.30 – 3.10	2003 — Mar. 1	9,865,516
S83	2013 — Apr. 1	1.25 – 3.10	2003 — Apr. 1	10,928,601
S84	2013 — Nov. 1	1.50 – 3.25	2003 — Nov. 1	255,752,894
S85	2013 — Dec. 1	1.50 – 3.25	2003 — Dec. 1	12,512,900
S86	2014 — Jan. 1	1.65 – 2.92	2004 — Jan. 1	3,162,569
S87	2014 — Feb. 1	1.55 – 2.80	2004 — Feb. 1	2,361,690
S88	2014 — Mar. 1	1.30 – 3.10	2004 — Mar. 1	5,669,458
S89	2014 — Apr. 1	1.25 – 3.10	2004 — Apr. 1	3,156,064
S90	2014 — Nov. 1	1.50 – 3.25	2004 — Nov. 1	320,154,267
S91	2014 — Dec. 1	1.50 – 3.25	2004 — Dec. 1	14,485,031
S92	2015 — Jan. 1	1.65 – 2.90	2005 — Jan. 1	5,370,965
S93	2015 — Feb. 1	1.55 – 2.80	2005 — Feb. 1	2,786,150
S94	2015 — Mar. 1	1.55 – 3.10	2005 — Mar. 1	7,906,027
S95	2015 — Apr. 1	1.65 – 3.10	2005 — Apr. 1	3,901,384
S96	2015 — Nov. 1	2.50 – 3.25	2005 — Nov. 1	486,120,426
S97	2015 — Dec. 1	2.56 – 3.25	2005 — Dec. 1	15,950,660
S98	2016 — Jan. 1	2.62 – 2.90	2006 — Jan. 1	3,894,800
S99	2016 — Feb. 1	2.68 – 2.80	2006 — Feb. 1	3,381,314
S100	2016 — Mar. 1	2.75 – 3.10	2006 — Mar. 1	10,947,438
S101	2016 — Apr. 1	2.75 – 3.10	2006 — Apr. 1	5,469,858
S102	2016 — Nov. 1	3.00 – 3.25	2006 — Nov. 1	942,868,268
S103	2016 — Dec. 1	3.00 – 3.25	2006 — Dec. 1	21,693,104
S104	2017 — Jan. 1	2.90	2007 — Jan. 1	5,731,774
S105	2017 — Feb. 1	2.80	2007 — Feb. 1	3,983,419
S106	2017 — Mar. 1	3.10	2007 — Mar. 1	15,490,016
S107	2017 — Apr. 1	3.10	2007 — Apr. 1	8,259,422

				8,431,769,964

CANADA PREMIUM BONDS(5)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2007

P2	2008 — Mar. 1 or Apr. 1	2.00 – 4.75	1998 — Mar. 1 or Apr. 1	12,070,518
P3	2008 — Nov. 1	1.85 – 5.00	1998 — Nov. 1	786,472,143
P4	2008 — Dec. 1	1.85 – 4.50	1998 — Dec. 1	80,531,885
P5	2009 — Jan. 1	2.00 – 4.50	1999 — Jan. 1	15,961,162
P6	2009 — Feb. 1	2.00 – 4.75	1999 — Feb. 1	12,658,897
P7	2009 — Mar. 1	2.00 – 6.00	1999 — Mar. 1	51,990,315
P8	2009 — Apr. 1	2.00 – 6.00	1999 — Apr. 1	40,809,770
P9	2009 — Nov. 1	2.50 – 6.00	1999 — Nov. 1	347,753,803
P10	2009 — Dec. 1	2.50 – 6.00	1999 — Dec. 1	98,781,948
P11	2010 — Jan. 1	2.50 – 6.00	2000 — Jan. 1	30,774,978
P12	2010 — Feb. 1	2.50 – 6.00	2000 — Feb. 1	24,773,444
P13	2010 — Mar. 1	2.50 – 6.25	2000 — Mar. 1	55,724,717
P14	2010 — Apr. 1	2.50 – 6.25	2000 — Apr. 1	72,648,431
P15	2010 — Nov. 1	2.45 – 5.90	2000 — Nov. 1	446,168,972

Unmatured Market Debt (Continued)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2007

P16	2010 — Dec. 1	2.35 – 5.90	2000 — Dec. 1	$89,105,200
P17	2011 — Jan. 1	2.35 – 5.90	2001 — Jan. 1	98,724,631
P18	2011 — Feb. 1	2.25 – 5.75	2001 — Feb. 1	190,324,351
P19	2011 — Mar. 1	2.25 – 4.55	2001 — Mar. 1	23,248,211
P20	2011 — Apr. 1	2.00 – 4.55	2001 — Apr. 1	23,309,365
P21	2011 — Nov. 1	1.85 – 4.00	2001 — Nov. 1	439,670,478
P22	2011 — Dec. 1	1.85 – 4.00	2001 — Dec. 1	58,915,552
P23	2012 — Jan. 1	2.00 – 3.50	2002 — Jan. 1	15,411,174
P24	2012 — Feb. 1	2.00 – 3.50	2002 — Feb. 1	13,694,900
P25	2012 — Mar. 1	2.00 – 6.00	2002 — Mar. 1	74,517,180
P26	2012 — Apr. 1	2.00 – 6.00	2002 — Apr. 1	34,690,875
P27	2012 — Nov. 1	2.50 – 6.00	2002 — Nov. 1	1,040,301,537
P28	2012 — Dec. 1	2.50 – 6.00	2002 — Dec. 1	202,749,568
P29	2013 — Jan. 1	2.50 – 6.00	2003 — Jan. 1	79,893,170
P30	2013 — Feb. 1	2.50 – 6.00	2003 — Feb. 1	13,340,161
P33	2013 — Feb. 1	2.50 – 5.00	2003 — Feb. 1	55,536,669
P31	2013 — Mar. 1	2.50 – 5.00	2003 — Mar. 1	46,796,995
P32	2013 — Apr. 1	2.50 – 5.00	2003 — Apr. 1	27,838,731
P34	2013 — Nov. 1	2.45 – 5.00	2003 — Nov. 1	721,257,766
P35	2013 — Dec. 1	2.35 – 5.50	2003 — Dec. 1	155,347,195
P36	2014 — Jan. 1	2.35 – 5.50	2004 — Jan. 1	51,109,086
P37	2014 — Feb. 1	2.25 – 5.00	2004 — Feb. 1	36,477,009
P38	2014 — Mar. 1	2.25 – 4.00	2004 — Mar. 1	48,303,392
P39	2014 — Apr. 1	2.00 – 4.00	2004 — Apr. 1	25,454,184
P40	2014 — Nov. 1	1.85 – 3.50	2004 — Nov. 1	183,286,752
P41	2014 — Dec. 1	1.85 – 3.50	2004 — Dec. 1	44,513,084
P42	2015 — Jan. 1	2.00 – 3.20	2005 — Jan. 1	15,196,217
P43	2015 — Feb. 1	2.00 – 2.60	2005 — Feb. 1	7,531,024
P44	2015 — Mar. 1	2.00 – 2.60	2005 — Mar. 1	9,536,037
P45	2015 — Apr. 1	2.00 – 2.60	2005 — Apr. 1	7,915,604
P46	2015 — Nov. 1	2.25 – 2.75	2005 — Nov. 1	108,189,709
P47	2015 — Dec. 1	2.50 – 3.55	2005 — Dec. 1	44,727,278
P48	2016 — Jan. 1	2.50 – 4.00	2006 — Jan. 1	13,627,919
P49	2016 — Feb. 1	2.50 – 4.00	2006 — Feb. 1	13,837,427
P50	2016 — Mar. 1	3.00 – 4.00	2006 — Mar. 1	13,837,622
P51	2016 — Apr. 1	3.00 – 4.00	2006 — Apr. 1	16,249,425
P52	2016 — Nov. 1	3.15 – 3.35	2006 — Nov. 1	107,428,047
P53	2016 — Dec. 1	3.15 – 3.35	2006 — Dec. 1	25,057,504
P54	2017 — Jan. 1	3.05 – 3.25	2007 — Jan. 1	7,004,800
P55	2017 — Feb. 1	2.95 – 3.05	2007 — Feb. 1	5,793,772
P56	2017 — Mar. 1	3.15 – 3.35	2007 — Mar. 1	37,657,292
P57	2017 — Apr. 1	3.15 – 3.35	2007 — Apr. 1	29,112,538

				6,333,640,414

OBLIGATIONS ISSUED TO CANADA PENSION PLAN INVESTMENT FUND(6)

Maturity date(s)	Coupon(s) %	Issue date(s)

Various maturity dates from Oct. 4, 2007 to July 2, 2012	9.15 to 11.33	Various issue dates from Oct. 1, 1986 to Jul. 2, 1992 (long term)	1,191,651,000

TOTAL UNMATURED MARKET DEBT PAYABLE IN CANADIAN DOLLARS	381,349,070,378

Unmatured Market Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1)(7)

CANADA BILLS

				Outstanding at
Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	September 30, 2007

Various maturity dates	4.00 to	U.S.$ 2,022,645,000	Various issue dates
from Oct. 1, 2007	5.04		from Apr. 20, 2007
to Mar. 24, 2008			to Sept. 28, 2007	$2,012,127,246

CANADA NOTES

Maturity date	Coupon %	Original issue amount	Issue date

2009 — Mar. 23	1.90	JPY 50,000,000,000	Mar. 23, 1999	433,048,929

EURO MEDIUM-TERM NOTES

Maturity date	Coupon %	Original issue amount		Issue date

2007 — Nov. 19	4	U.S.$ 30,000,000		Nov. 19, 1997	29,844,000
2008 — Jan. 31	3.30 (9)	JPY 5,000,000,000	(8)	July 30, 1997	43,304,893
2009 — Apr. 28	4 1/2	EUR 609,796,069	(10)	Nov. 12, 1998	865,047,434
2009 — Apr. 28	4 1/2	EUR 390,203,931	(11)	Mar. 30, 1999	553,537,365

Total (15)					1,491,733,693

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

		Original amount at		Issue or
Maturity date	Coupon %	issue or assumption		assumption date

2007 — Oct. 3	6 5/8	N.Z.$ 500,000,000	(8)	Oct. 3, 1997	376,904,984
2008 — July 7	4 7/8	EUR 2,045,167,525	(12)	July 7, 1998	2,901,243,563
2008 — Nov. 5	5 1/4	U.S.$ 2,500,000,000		Nov. 5, 1998	2,487,000,000
2010 — Jan. 15	8.60	U.S.$ 157,895,000	(13)	Feb. 5, 2001	157,073,946
2016 — Dec. 15	8 1/4	U.S.$ 38,244,000	(13) (14)	Feb. 5, 2001	33,071,131
2018 — June 30	9.70	U.S.$ 16,080,000	(13)	Feb. 5, 2001	15,996,384
2019 — June 1	8.80	U.S.$ 3,500,000	(13)	Feb. 5, 2001	3,481,800

Total (15)					5,974,771,809

TOTAL UNMATURED MARKET DEBT PAYABLE IN FOREIGN CURRENCY					9,911,681,677

TOTAL UNMATURED MARKET DEBT					$391,260,752,055

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2008 — Mar. 1	3.5944	$68,100,000	3 month LIBOR	U.S.$ 50,000,000
Mar. 1	4.0957	68,875,000	3 month LIBOR	50,000,000
Mar. 1	4.5130	79,175,000	Fixed	50,000,000
Mar. 1	5.1792	142,100,000	3 month LIBOR	100,000,000
Mar. 1	5.1950	71,065,000	Fixed	50,000,000
Mar. 1	5.3090	106,425,000	3 month LIBOR	75,000,000
Mar. 1	5.41945	76,125,000	3 month LIBOR	50,000,000
Mar. 1	5.5119	282,860,000	Fixed	200,000,000
June 1	5.3050	146,900,000	3 month LIBOR	100,000,000
June 1	5.3109	145,500,000	3 month LIBOR	100,000,000
June 1	5.3180	145,250,000	3 month LIBOR	100,000,000
June 1	5.3420	74,900,000	3 month LIBOR	50,000,000
June 1	5.3460	149,430,000	3 month LIBOR	100,000,000
June 1	5.3468	74,345,000	3 month LIBOR	50,000,000
June 1	5.42238	75,110,000	3 month LIBOR	50,000,000
June 1	5.5570	355,475,000	3 month LIBOR	250,000,000
Sept. 30	3 month BA	75,565,000	3 month LIBOR	50,000,000
Oct. 1	5.1680	77,400,000	3 month LIBOR	50,000,000
Oct. 1	5.2440	105,189,000	3 month LIBOR	70,000,000
Oct. 1	5.3505	106,015,000	3 month LIBOR	70,000,000
2009 — Mar. 1	4.7840	107,380,000	3 month LIBOR	70,000,000
Mar. 1	4.8300	100,197,500	3 month LIBOR	65,000,000
Mar. 1	4.8780	114,360,000	3 month LIBOR	75,000,000
Mar. 1	4.9630	76,570,000	3 month LIBOR	50,000,000
Mar. 1	5.0034	75,725,000	3 month LIBOR	50,000,000
Mar. 1	5.1167	75,000,000	3 month LIBOR	50,000,000
Mar. 1	5.1462	149,300,000	3 month LIBOR	100,000,000
Mar. 1	5.3230	114,150,000	3 month LIBOR	75,000,000
June 1	4.8260	108,010,000	3 month LIBOR	70,000,000
June 1	4.8867	74,685,000	3 month LIBOR	50,000,000
June 1	4.9380	150,130,000	3 month LIBOR	100,000,000
June 1	5.0040	103,656,000	3 month LIBOR	70,000,000
June 1	5.0270	148,180,000	3 month LIBOR	100,000,000
June 1	5.0275	76,175,000	3 month LIBOR	50,000,000
June 1	5.0390	96,720,000	3 month LIBOR	65,000,000
Oct. 1	5.3750	116,572,500	Fixed	75,000,000
Oct. 1	5.6700	115,000,000	3 month LIBOR	80,685,000
Oct. 1	5.6800	118,300,000	3 month LIBOR	80,662,500
Oct. 1	6.0838	113,190,000	3 month LIBOR	82,935,000
Oct. 1	6.1410	103,774,000	3 month LIBOR	70,421,000
2010 — June 1	3.9350	65,775,000	3 month LIBOR	50,000,000
Oct. 1	4.4950	79,230,000	Fixed	50,000,000
2011 — Mar. 1	4.6400	78,670,000	Fixed	50,000,000
Mar. 1	5.0090	78,375,000	Fixed	50,000,000
Mar. 1	5.4000	115,072,500	Fixed	75,000,000
Mar. 1	5.4300	114,750,000	Fixed	75,000,000
Mar. 1	5.5860	116,632,500	Fixed	75,000,000
June 1	4.44453	99,750,000	Fixed	75,000,000
June 1	4.4527	99,375,000	Fixed	75,000,000
June 1	4.4659	68,450,000	3 month LIBOR	50,000,000
June 1	4.5279	68,940,000	Fixed	50,000,000
June 1	4.6112	101,400,000	Fixed	75,000,000
June 1	4.6430	78,670,000	Fixed	50,000,000
June 1	4.6600	79,010,000	Fixed	50,000,000
June 1	4.6980	78,950,000	Fixed	50,000,000
June 1	4.8045	79,440,000	Fixed	50,000,000
June 1	4.9430	77,875,000	Fixed	50,000,000
June 1	5.0339	77,815,000	Fixed	50,000,000
June 1	5.0670	78,775,000	Fixed	50,000,000
June 1	5.4000	114,990,000	Fixed	75,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2012 — June 1	3.9148	$93,675,000	Fixed	U.S.$ 75,000,000
June 1	3.9154	57,410,000	3 month LIBOR	50,000,000
June 1	3.93343	93,375,000	Fixed	75,000,000
June 1	3.94551	92,287,500	Fixed	75,000,000
June 1	3.95915	61,200,000	Fixed	50,000,000
June 1	3.9840	93,225,000	3 month LIBOR	75,000,000
June 1	4.0190	90,225,000	3 month LIBOR	75,000,000
June 1	4.0499	118,150,000	3 month LIBOR	100,000,000
June 1	4.0569	117,380,000	3 month LIBOR	100,000,000
June 1	4.1065	58,875,000	3 month LIBOR	50,000,000
June 1	4.3370	133,900,000	3 month LIBOR	100,000,000
June 1	4.3697	96,525,000	Fixed	75,000,000
June 1	4.59355	99,600,000	Fixed	75,000,000
June 1	4.6314	68,625,000	Fixed	50,000,000
June 1	4.6402	102,787,500	3 month LIBOR	75,000,000
June 1	4.6770	68,300,000	Fixed	50,000,000
June 1	4.8198	100,897,500	3 month LIBOR	75,000,000
June 1	4.9090	78,445,000	Fixed	50,000,000
June 1	4.9872	79,500,000	Fixed	50,000,000
June 1	5.0863	78,745,000	Fixed	50,000,000
June 1	5.1110	78,540,000	Fixed	50,000,000
June 1	5.4980	76,650,000	Fixed	50,000,000
2013 — June 1	3.7493	120,600,000	3 month LIBOR	100,000,000
June 1	4.0677	117,500,000	3 month LIBOR	100,000,000
June 1	4.07245	123,100,000	3 month LIBOR	100,000,000
June 1	4.0995	118,200,000	3 month LIBOR	100,000,000
June 1	4.11355	91,687,500	Fixed	75,000,000
June 1	4.11843	90,975,000	Fixed	75,000,000
June 1	4.14637	122,700,000	Fixed	100,000,000
June 1	4.1494	62,000,000	3 month LIBOR	50,000,000
June 1	4.30247	89,250,000	3 month LIBOR	75,000,000
June 1	4.5100	33,437,500	3 month LIBOR	25,000,000
June 1	4.5340	33,375,000	3 month LIBOR	25,000,000
June 1	4.5480	98,662,500	Fixed	75,000,000
June 1	4.5938	103,050,000	Fixed	75,000,000
June 1	4.6810	102,150,000	Fixed	75,000,000
June 1	4.7850	104,250,000	3 month LIBOR	75,000,000
2014 — Mar. 15	4.1145	62,750,000	Fixed	50,000,000
Mar. 15	4.11452	92,625,000	Fixed	75,000,000
Mar. 15	4.1870	91,950,000	Fixed	75,000,000
Mar. 15	4.1969	123,750,000	Fixed	100,000,000
Mar. 15	4.2973	59,850,000	Fixed	50,000,000
Mar. 15	4.3137	91,117,500	Fixed	75,000,000
Mar. 15	4.3400	91,762,500	Fixed	75,000,000
Mar. 15	4.6365	103,170,000	Fixed	75,000,000
Mar. 15	4.6615	100,650,000	Fixed	75,000,000
Mar. 15	4.7329	101,962,500	Fixed	75,000,000
Mar. 15	4.8547	69,425,000	3 month LIBOR	50,000,000
Mar. 15	4.8973	69,925,000	3 month LIBOR	50,000,000
June 1	3.7516	119,120,000	3 month LIBOR	100,000,000
June 1	3.7662	118,950,000	3 month LIBOR	100,000,000
June 1	3.7964	119,500,000	3 month LIBOR	100,000,000
June 1	3.8246	119,850,000	3 month LIBOR	100,000,000
June 1	4.0288	117,750,000	3 month LIBOR	100,000,000
June 1	4.1189	85,350,000	3 month LIBOR	75,000,000
June 1	4.1435	86,437,500	3 month LIBOR	75,000,000
June 1	4.2989	92,250,000	3 month LIBOR	75,000,000
June 1	4.55863	65,200,000	Fixed	50,000,000
June 1	4.5768	65,725,000	Fixed	50,000,000
June 1	4.6020	96,862,500	Fixed	75,000,000
June 1	4.6262	97,500,000	Fixed	75,000,000
June 1	4.6421	94,410,000	3 month LIBOR	75,000,000
June 1	4.6437	97,627,500	Fixed	75,000,000
June 1	4.6591	94,725,000	3 month LIBOR	75,000,000
June 1	4.70554	98,730,000	Fixed	75,000,000
June 1	4.7375	99,300,000	Fixed	75,000,000
June 1	4.7540	65,200,000	3 month LIBOR	50,000,000
June 1	4.7943	99,150,000	3 month LIBOR	75,000,000
June 1	4.9805	136,240,000	Fixed	100,000,000
2015 — June 1	3.7511	92,325,000	3 month LIBOR	75,000,000
June 1	3.8187	123,250,000	3 month LIBOR	100,000,000
June 1	3.8207	92,737,500	3 month LIBOR	75,000,000
June 1	3.8960	124,310,000	3 month LIBOR	100,000,000
June 1	3.9048	121,850,000	3 month LIBOR	100,000,000
June 1	3.9082	121,940,000	3 month LIBOR	100,000,000
June 1	3.9301	121,720,000	3 month LIBOR	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2015 — June 1	3.9585	$122,150,000	3 month LIBOR	U.S.$ 100,000,000
cont’d. June 1	3.9598	121,200,000	3 month LIBOR	100,000,000
June 1	4.0205	117,870,000	3 month LIBOR	100,000,000
June 1	4.0487	95,175,000	3 month LIBOR	75,000,000
June 1	4.0525	126,950,000	3 month LIBOR	100,000,000
June 1	4.1225	93,525,000	3 month LIBOR	75,000,000
June 1	4.1273	85,950,000	3 month LIBOR	75,000,000
June 1	4.1384	85,650,000	3 month LIBOR	75,000,000
June 1	4.1598	93,225,000	3 month LIBOR	75,000,000
June 1	4.17423	62,050,000	3 month LIBOR	50,000,000
June 1	4.1810	92,625,000	Fixed	75,000,000
June 1	4.1850	92,775,000	3 month LIBOR	75,000,000
June 1	4.2002	62,050,000	3 month LIBOR	50,000,000
June 1	4.2103	57,875,000	3 month LIBOR	50,000,000
June 1	4.3380	62,100,000	Fixed	50,000,000
June 1	4.3438	91,875,000	3 month LIBOR	75,000,000
June 1	4.37127	90,150,000	Fixed	75,000,000
June 1	4.3860	90,300,000	Fixed	75,000,000
June 1	4.3960	120,550,000	Fixed	100,000,000
June 1	4.4310	90,487,500	Fixed	75,000,000
2016 — June 1	4.0098	117,000,000	Fixed	100,000,000
June 1	4.0450	169,050,000	3 month LIBOR	150,000,000
June 1	4.0545	113,150,000	3 month LIBOR	100,000,000
June 1	4.1248	113,250,000	3 month LIBOR	100,000,000
Nov. 20	4.1631	56,380,000	Fixed	50,000,000
Nov. 20	4.18581	113,000,000	Fixed	100,000,000
Nov. 20	4.2380	52,750,000	Fixed	50,000,000
Nov. 20	4.2877	52,200,000	Fixed	50,000,000
Nov. 20	4.3188	103,690,000	Fixed	100,000,000
2017 — Feb. 20	4.4067	80,925,000	Fixed	75,000,000
Feb. 20	4.6263	52,150,000	Fixed	50,000,000
Feb. 20	4.6564	104,860,000	Fixed	100,000,000
Mar. 20	4.4898	79,350,000	Fixed	75,000,000
Mar. 20	4.6458	53,675,000	Fixed	50,000,000
Apr. 20	4.2287	55,150,000	Fixed	50,000,000
Apr. 20	4.2892	54,900,000	Fixed	50,000,000
May 20	4.1826	55,400,000	Fixed	50,000,000
May 20	4.21876	110,800,000	Fixed	100,000,000
May 20	4.5388	104,630,000	Fixed	100,000,000
May 20	4.5433	104,300,000	Fixed	100,000,000
May 20	4.5773	104,200,000	3 month LIBOR	100,000,000
May 20	4.5823	103,700,000	Fixed	100,000,000
May 20	4.5926	104,300,000	Fixed	100,000,000
May 20	4.6273	52,195,000	Fixed	50,000,000
May 20	4.6325	53,350,000	Fixed	50,000,000
June 1	3.9835	117,800,000	Fixed	100,000,000
June 1	4.0122	116,890,000	Fixed	100,000,000
June 1	4.0207	117,530,000	Fixed	100,000,000
June 1	4.0262	117,600,000	Fixed	100,000,000
June 1	4.0313	117,170,000	Fixed	100,000,000
June 1	4.1118	116,140,000	Fixed	100,000,000
June 1	4.1274	115,650,000	Fixed	100,000,000
June 1	4.1763	114,750,000	Fixed	100,000,000
June 1	4.2051	115,190,000	Fixed	100,000,000
June 1	4.21744	113,250,000	Fixed	100,000,000
July 20	4.6740	53,375,000	3 month LIBOR	50,000,000
Aug. 20	4.5517	53,250,000	3 month LIBOR	50,000,000
Aug. 20	4.6200	80,212,500	Fixed	75,000,000

Total		$18,858,721,500		U.S.$14,619,703,500

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2007 — Oct. 1	5.2447	$35,187,500	Fixed	EUR 25,000,000
Oct. 1	5.4840	67,000,000	Fixed	50,000,000
Oct. 1	6.4390	71,874,000	Fixed	50,000,000
Oct. 1	6.4650	71,449,303	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2008 — Mar. 1	4.6600	$70,300,000	Fixed	EUR 50,000,000
Mar. 1	5.6864	95,211,700	Fixed	75,000,000
June 1	4.6210	70,124,600	Fixed	50,000,000
June 1	4.8389	69,608,000	Fixed	50,000,000
June 1	5.3511	69,331,875	Fixed	50,000,000
June 1	5.4375	67,952,500	Fixed	50,000,000
Oct. 1	4.9488	70,492,000	Fixed	50,000,000
Oct. 1	5.1823	68,913,188	Fixed	50,000,000
Oct. 1	5.4112	98,121,700	Fixed	75,000,000
Oct. 1	5.7360	95,861,400	Fixed	75,000,000
2009 — Mar. 1	5.2880	69,911,985	Fixed	50,000,000
Mar. 1	5.2900	105,513,549	Fixed	75,000,000
June 1	4.7729	106,008,000	Fixed	75,000,000
June 1	4.9441	104,018,700	Fixed	75,000,000
June 1	5.0140	72,437,000	Fixed	50,000,000
June 1	5.1117	105,251,400	Fixed	75,000,000
June 1	5.3488	69,936,274	Fixed	50,000,000
June 1	5.4246	105,251,250	Fixed	75,000,000
June 1	5.5324	98,002,100	Fixed	75,000,000
June 1	5.8425	67,671,000	Fixed	50,000,000
Oct. 1	4.9457	72,035,800	Fixed	50,000,000
Oct. 1	4.9670	104,429,625	Fixed	75,000,000
Oct. 1	5.0490	70,056,125	Fixed	50,000,000
Oct. 1	5.0527	72,121,000	Fixed	50,000,000
Oct. 1	5.2030	70,107,600	Fixed	50,000,000
Oct. 1	5.3900	70,007,000	Fixed	50,000,000
Oct. 1	5.3905	69,155,575	Fixed	50,000,000
Oct. 1	5.4034	68,216,160	Fixed	50,000,000
Oct. 1	5.4145	68,935,000	Fixed	50,000,000
Oct. 1	5.5120	97,072,500	Fixed	75,000,000
Oct. 1	5.7305	67,866,100	Fixed	50,000,000
Oct. 1	5.7694	66,770,496	Fixed	50,000,000
Oct. 1	5.7695	65,293,000	Fixed	50,000,000
Oct. 1	6.0855	151,000,260	Fixed	100,000,000
Oct. 1	6.1353	74,000,000	Fixed	50,000,000
2010 — Mar. 1	5.1270	103,585,913	Fixed	75,000,000
Mar. 1	5.7810	67,067,000	Fixed	50,000,000
Mar. 1	5.7870	66,280,375	Fixed	50,000,000
Mar. 1	5.8147	67,374,000	Fixed	50,000,000
Mar. 1	6.0720	69,800,000	Fixed	50,000,000
June 1	5.0857	72,154,700	Fixed	50,000,000
June 1	5.0985	71,962,000	Fixed	50,000,000
June 1	5.1230	69,797,000	Fixed	50,000,000
June 1	5.1480	69,922,000	Fixed	50,000,000
June 1	5.2008	70,162,500	Fixed	50,000,000
June 1	5.3390	69,452,000	Fixed	50,000,000
June 1	5.3946	70,668,100	Fixed	50,000,000
June 1	5.6452	65,190,000	Fixed	50,000,000
June 1	5.7470	67,202,550	Fixed	50,000,000
June 1	5.7630	66,600,000	Fixed	50,000,000
June 1	5.8348	66,000,000	Fixed	50,000,000
June 1	5.8400	66,149,000	Fixed	50,000,000
June 1	5.8970	42,380,100	Fixed	30,000,000
June 1	5.95387	56,539,560	Fixed	40,000,000
June 1	5.9570	69,236,750	Fixed	50,000,000
June 1	5.9716	69,145,000	Fixed	50,000,000
June 1	6.2250	68,250,000	Fixed	50,000,000
June 1	6.2560	68,100,000	Fixed	50,000,000
Oct. 1	5.1360	70,478,000	Fixed	50,000,000
Oct. 1	5.2390	71,805,000	Fixed	50,000,000
Oct. 1	5.2657	103,876,125	Fixed	75,000,000
Oct. 1	5.2810	103,462,328	Fixed	75,000,000
Oct. 1	5.3320	71,512,500	Fixed	50,000,000
Oct. 1	5.3910	67,200,000	Fixed	50,000,000
Oct. 1	5.5186	104,770,421	Fixed	75,000,000
Oct. 1	5.7011	52,407,000	Fixed	40,000,000
Oct. 1	5.7260	98,520,000	Fixed	75,000,000
2011 — June 1	3.8182	70,260,000	Fixed	50,000,000
June 1	4.1127	119,869,000	Fixed	85,000,000
June 1	4.1504	82,800,000	Fixed	60,000,000
June 1	4.2463	91,942,000	Fixed	65,000,000
June 1	4.2857	119,306,000	Fixed	85,000,000
June 1	5.1020	105,164,970	Fixed	75,000,000
June 1	5.3696	69,535,700	Fixed	50,000,000
June 1	5.4906	69,340,800	Fixed	50,000,000
Sept. 1	3.9918	78,375,000	Fixed	55,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2011 — Sept. 1	4.0302	$120,581,000	Fixed	EUR 85,000,000
cont’d. Sept. 1	4.0342	119,816,000	Fixed	85,000,000
Sept. 1	4.0507	113,960,000	Fixed	80,000,000
Sept. 1	4.0713	113,760,000	Fixed	80,000,000
2012 — June 1	3.6245	121,057,115	Fixed	85,000,000
June 1	3.8644	119,952,000	Fixed	85,000,000
June 1	3.9810	70,875,000	Fixed	50,000,000
June 1	3.9985	115,931,500	Fixed	85,000,000
June 1	4.0036	120,360,000	Fixed	85,000,000
June 1	4.0565	119,175,000	Fixed	85,000,000
June 1	4.0831	114,032,000	Fixed	80,000,000
June 1	4.3040	119,348,500	Fixed	85,000,000
June 1	4.3406	119,433,000	Fixed	85,000,000
June 1	5.6030	70,615,000	Fixed	50,000,000
June 1	5.6740	70,101,870	Fixed	50,000,000
2013 — June 1	3.5659	126,066,000	Fixed	85,000,000
June 1	3.8594	119,793,050	Fixed	85,000,000
June 1	3.9227	71,300,000	Fixed	50,000,000
June 1	4.0496	120,997,500	Fixed	85,000,000
June 1	4.0658	118,725,000	Fixed	85,000,000
June 1	4.0672	81,954,000	Fixed	60,000,000
June 1	4.0688	118,549,500	Fixed	85,000,000
June 1	4.4148	119,408,000	Fixed	85,000,000
June 1	4.4189	118,983,000	Fixed	85,000,000
2014 — June 1	3.7230	124,025,500	Fixed	85,000,000
June 1	3.8703	120,402,500	Fixed	85,000,000
June 1	3.8509	121,953,104	Fixed	85,000,000
June 1	3.9784	121,779,500	Fixed	85,000,000
June 1	4.0179	116,000,000	Fixed	85,000,000
June 1	4.0821	137,460,000	Fixed	100,000,000
June 1	4.1316	118,991,500	Fixed	85,000,000
June 1	4.1690	118,986,000	Fixed	85,000,000
June 1	4.2910	121,735,000	Fixed	85,000,000
June 1	4.2957	92,675,000	Fixed	65,000,000
June 1	4.3521	118,337,000	Fixed	85,000,000
June 1	4.4222	120,292,000	Fixed	85,000,000
2015 — June 1	3.8280	123,586,000	Fixed	85,000,000
June 1	3.8531	120,718,928	Fixed	85,000,000
June 1	3.9775	117,968,032	Fixed	85,000,000
June 1	4.1189	117,096,000	Fixed	85,000,000
June 1	4.1417	118,872,500	Fixed	85,000,000
June 1	4.1655	118,490,000	Fixed	85,000,000
June 1	4.3961	117,988,500	Fixed	85,000,000
2016 — June 1	4.0825	71,290,000	Fixed	50,000,000
June 1	4.1738	119,918,000	Fixed	85,000,000
June 1	4.1782	120,437,775	Fixed	85,000,000
June 1	4.2060	111,240,000	Fixed	80,000,000
June 1	4.3352	119,340,000	Fixed	85,000,000
June 1	4.3766	120,504,500	Fixed	85,000,000
June 1	4.4068	119,918,000	Fixed	85,000,000
June 1	4.4230	121,728,500	Fixed	85,000,000
June 1	4.4507	122,757,000	Fixed	85,000,000
June 1	4.4510	120,666,000	Fixed	85,000,000
June 1	4.5537	119,569,500	Fixed	85,000,000
June 1	4.5918	141,600,000	Fixed	100,000,000
June 1	4.5964	70,675,000	Fixed	50,000,000
June 1	4.5978	119,544,000	Fixed	85,000,000
June 1	4.6322	70,267,500	Fixed	50,000,000
2017 — Apr. 20	4.1792	74,700,000	Fixed	50,000,000
Apr. 20	4.1888	75,225,000	Fixed	50,000,000
June 1	4.0051	154,450,000	Fixed	100,000,000
June 1	4.1594	153,650,000	Fixed	100,000,000
July 20	4.3963	70,550,000	Fixed	50,000,000
July 20	4.4350	70,510,000	Fixed	50,000,000
July 20	4.4817	71,250,000	Fixed	50,000,000
July 20	4.4994	114,744,000	Fixed	80,000,000
July 20	4.5535	142,620,000	Fixed	100,000,000
July 20	4.6186	70,875,000	Fixed	50,000,000
Aug. 20	4.4080	72,675,000	Fixed	50,000,000
Aug. 20	4.5002	142,820,000	Fixed	100,000,000
Aug. 20	4.5694	72,850,000	Fixed	50,000,000
Sept. 20	4.3410	106,087,500	Fixed	75,000,000
Sept. 20	4.3690	71,800,000	Fixed	50,000,000

Total		$14,262,532,031		EUR 10,165,000,000

Unmatured Market Debt (Continued)

For the cross currency swap listed below, the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2010 — June 1	5.8350	$110,900,000	6 month LIBOR	¥8,000,000,000

(D) FOREIGN EXCHANGE SWAPS

For the foreign exchange swaps listed below, the Government has swapped Canadian dollars into U.S. dollars.

	Canadian dollar	U.S. dollar
Maturity Date	notional amount	notional amount

2007 — Oct. 9	$176,175,000	U.S.$	150,000,000

NOTES:

(1)	Non-callable except as otherwise noted.

(2)	Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3) Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable, non-assignable and non-transferable. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Issues are available in compound interest or regular interest form.

(4) For these series of Canada Savings Bonds the original maturity date was extended by 10 years, at the option of the holder.

(5) Canada Premium Bonds are non-callable, non-assignable and non-transferable. Canada Premium Bonds are redeemable once a year on the anniversary date and during the 30 days thereafter without penalty. Issues are available in compound interest or regular interest form.

(6) Obligations are non-negotiable, non-assignable and non-transferable. Term to maturity is 20 years, or such lesser period as may from time to time be fixed by the Minister of Finance on the recommendation of the Office of the Superintendent of Financial Institutions. Obligations are redeemable in whole or in part before maturity only at the option of the Minister of Finance; Obligations bear interest payable semi-annually at the rate fixed by the Minister of Finance, and are issued in accordance with terms and conditions set forth in an agreement (all in accordance with Section 111 of the Canada Pension Plan Act).

(7) Converted at U.S.$1.00 = $0.9948, Japanese Yen 1.00 = $0.008661, New Zealand $1.00 = $0.7538 and Euro 1.00 = $1.4186, the closing rates on September 30, 2007.

(8) These fixed-rate notes or bonds were swapped into U.S. dollar floating-rate debt based on the 3-month London Inter-bank Offered Rate (LIBOR).

(9) Although the principal is denominated in Japanese Yen, the coupon is payable in Australian Dollars.

(10) Original issue of French Francs 4,000,000,000 was redenominated into Euro 609,796,068.95 on April 28, 1999.

(11) This issue is a reopening of a previous issue and as a result, both issues are fully fungible.

(12) Original issue of Deutsche Marks 4,000,000,000 was redenominated into Euro 2,045,167,524.78 on February 19, 1999.

(13) Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

(14) Of the U.S.$38,244,000 assumed by the Government of Canada, U.S.$5,000,000 was cancelled on August 31, 2004.

(15) May not add to total due to rounding.

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2007

	Canadian	Foreign
	dollar	currency	Total
	borrowings	borrowings (2)	borrowings

		(in millions)
Business Development Bank of Canada	$5,139.5	$3,116.7	$8,256.3
Canada Lands Company Limited	35.9	—	35.9
Canada Mortgage and Housing Corporation	5,598.1	3,472.7	9,070.8
Canada Housing Trust (3)	96,547.4	—	96,547.4
Canada Post Corporation	60.8	—	60.8
Canadian Commercial Corporation	—	30.6	30.6
Export Development Canada	6,260.7	9,272.1	15,532.8
Farm Credit Canada	11,679.5	502.5	12,182.0
Freshwater Fish Marketing Corporation	16.3	4.4	20.7
Royal Canadian Mint	44.5	—	44.5

Total	$125,382.7	$16,399.1	$141,781.8

Source: Public Accounts of Canada 2007.

(1) The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent Crown corporations.

(2) Foreign currency equivalent in Canadian dollars.

(3) As a result of the application of a new accounting standard, the Canada Housing Trust is now consolidated with the results of the Canada Mortgage and Housing Corporation. These borrowings previously were not reported as borrowings by an agent enterprise Crown corporation.

CONTINGENT LIABILITIES

At March 31, 2007

(in millions)
GUARANTEES BY THE GOVERNMENT
Borrowings by enterprise Crown corporations which are agents of Her Majesty	$141,782
Borrowings by other than enterprise Crown corporations
From agents
Loans to Indians by the Canada Mortgage and Housing Corporation for on-reserve housing	802
From other than agents
Guarantee programs of the Government
Canada Student Loans Act	177
Small Business Loans	860
Farm Improvement Loans Act and Farm Improvement and Marketing Cooperatives Loans Act	141
Advance Payments for Crops Act	111
Enterprise Development Program	—
Loans to Indians by approved lenders for on-reserve housing	717
Financial obligations incurred by air carriers regarding purchase of The Havilland Aircraft of Canada, Limited DHC-7 and DHC-8 aircraft	177
Regional Aircraft Credit Facility	211
Aboriginal Economic Program	1
Indian economic development	1

2,396
Other explicit loan guarantees
Loans to NewGrade Energy Inc. to finance construction of a heavy oil upgrader	5
National Biomass Ethanol Program	25

30
Insurance programs of the Government
Insurance against accidents at nuclear installations under the Nuclear Liability Act	583
Accounts administered for the Government by the Export Development Corporation — Insurance and related guarantees	532

1,115
Other explicit guarantees
Guarantees under the Prairie Grain Advance Payments Act	165
Guarantees under the Spring Credit Advance Program	1
Guarantees under the Enhanced Spring Credit Advance Program	604
Guarantees under the Agricultural Marketing Programs Act	27
Guarantees under Section 19 of the Canadian Wheat Board Act	3,326
Guarantees to holders of mortgages insured by the AIG United Guaranty Mortgage Insurance Company of Canada and Genworth Financial Mortgage Insurance Company of Canada	1,195

5,320

TOTAL GROSS GUARANTEES	151,446
Less: allowance for losses	815

NET EXPOSURE UNDER GUARANTEES	$150,631

Source: Public Accounts of Canada 2007.

Note: Totals may not add due to rounding.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2007 through November 30, 2007, Government of Canada domestic marketable bonds outstanding increased by $2,562 million to $257,054 million. New issues and retirements during this period are detailed below.

	Issue details

Issue or maturity date	Coupon %	Maturity date	Amount	Maturity

October 1, 2007	13	—	—	$417,580,000
October 9, 2007	5	June 1, 2037	$300,000,000	—
October 12, 2007	4 1/4	December 1, 2009	400,000,000	—
October 29, 2007	4 1/4	June 1, 2018	2,500,000,000	—
November 13, 2007	3 3/4	June 1, 2012	224,165,000	—
November 30, 2007	3 3/4	June 1, 2010	3,300,000,000	—

From October 1, 2007 through November 30, 2007, nine repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

			Amount
Repurchase settlement date	Coupon %	Maturity date	Repurchased

October 4, 2007	2 3/4	December 1, 2007	$161,500,000
	3 3/4	June 1, 2008	85,000,000
	6	June 1, 2008	330,000,000
	10	June 1, 2008	25,000,000
	4 1/4	September 1, 2008	40,000,000

			641,500,000
October 9, 2007	8	June 1, 2023	171,045,000
	9	June 1, 2025	175,000,000

			346,045,000
October 12, 2007	4 1/4	September 1, 2009	83,400,000
	4	September 1, 2010	246,627,000

			330,027,000
October 18, 2007	3 3/4	June 1, 2008	900,000,000
	4 1/4	September 1, 2008	100,000,000

			1,000,000,000
October 29, 2007	11 1/4	June 1, 2015	1,500,000
	9 3/4	June 1, 2021	4,500,000
	8	June 1, 2023	115,000,000
	9	June 1, 2025	31,000,000
	8	June 1, 2027	64,471,000
	5 3/4	June 1, 2029	146,706,000

			363,177,000
November 1, 2007	2 3/4	December 1, 2007	558,000,000

November 13, 2007	4	September 1, 2010	156,522,000
	8 3/4	October 1, 2010	3,971,000
	9	March 1, 2011	45,433,000
	6	June 1, 2011	100,000,000

			305,926,000
November 15, 2007	2 3/4	December 1, 2007	174,000,000

November 30, 2007	4	September 1, 2010	400,000,000

CANADA SAVINGS BONDS

Series 108 issued on November 1, 2007 has a guaranteed minimum interest rate of 3.25% for the year beginning November 1, 2008. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 50 (issue date November 1, 1995) and CSB Series 52 (issue date November 1, 1997) have been extended to November 1, 2017 at the option of the holder and has a guaranteed minimum interest rate of 3.25% for the year beginning November 1, 2007. Rates for the remaining years to maturity will be announced at a future date.

CANADA PREMIUM BONDS

Series 58 issued on November 1, 2007 has a guaranteed minimum interest rate of 3.30% for the year beginning November 1, 2007, 3.40% for the year beginning November 1, 2008 and 3.50% for the year beginning November 1, 2009. Rates for the remaining years to maturity will be announced at a future date.

TREASURY BILLS

From October 1, 2007 through November 30, 2007, treasury bills outstanding increased by $6,200 million to $117,100 million.

CANADA BILLS

From October 1, 2007 through November 30, 2007, Canada Bills outstanding decreased by U.S.$594,236,000 to U.S.$1,428,409,000.

CROSS CURRENCY SWAPS

From October 1, 2007 through November 30, 2007, Canadian dollar liabilities of $273,250,000 were swapped into liabilities of U.S.$276,336,000.